Exhibit 2.1

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

BY AND AMONG

HONEYWELL ASASCO INC.,

HONEYWELL ASASCO 2 INC.,

AND

HONEYWELL INTERNATIONAL INC.

Dated as of September 12, 2018

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Specified Sites
Exhibit B	Annual and Year-to-Date Liability and Defense Costs Report
Exhibit C	Claims Activity Report
Exhibit D	Environmental Report
Exhibit E	Estimated Annual US Bendix Loss Statement
Exhibit F	Ex-US Bendix Report
Exhibit G	Initial Prior Year Aggregate Loss Statement
Exhibit H	Interim Liability and Defense Costs Report
Exhibit I	Prior Year Aggregate Loss Statement
Exhibit J	Resolution Value Experience Report
Exhibit K	US Bendix Post-GARE Report
Exhibit L	Covenants
Exhibit M	Guarantee

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INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated September 12, 2018, by and among (i) Honeywell ASASCO Inc., a corporation organized under the Laws of the State of Delaware (“Payor”), (ii) Honeywell ASASCO 2 Inc., a corporation organized under the Laws of the State of Delaware (“Payee”), and (iii) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Honeywell” or the “Claim Manager” and, together with Payee and Payor, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS the board of directors of Honeywell has determined that it is in the best interests of Honeywell and its shareholders to create a new publicly-traded company that will operate the Transportation Systems Business;

WHEREAS Honeywell and Garrett Motion Inc., a corporation organized under the Laws of the State of Delaware (“Transportation Systems”), intend to enter into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, (i) Payee is currently a wholly-owned subsidiary of Payor, (ii) following the entry into this Agreement and certain related transactions, Payor will distribute 100% of the stock of Payee to Honeywell Asia Pacific Inc., a corporation organized under the laws of Delaware (“HAPI”), (iii) following such distribution, Payor will assign the obligations hereunder to Garrett ASASCO Inc. (“New ASASCO”) (a wholly owned direct subsidiary of Payor and indirect subsidiary of Honeywell at such time) and contribute the shares of the Transportation Systems Issuer to New ASASCO, (iv) following such transactions, (a) New ASASCO will be Payor for all purposes under this Agreement and (b) substantially all of the Transportation Systems Business and certain related assets and liabilities will be held by New ASASCO and its subsidiaries, and (v) following certain additional internal restructuring transactions, shares of New ASASCO and certain other assets relating to the Transportation Systems Business will be contributed to Transportation Systems;

WHEREAS, the transportation systems business (as such business has been described in the Claim Manager’s Form 10-K) historically included the operation of certain businesses at properties that were sold to Persons not Affiliated with Honeywell and third-party waste disposal sites, and certain environmental liabilities subject to indemnification by the Honeywell Group (and, indirectly, Payor Group) have been identified at such properties (collectively, as listed on Exhibit A hereto);

WHEREAS, prior to the Distribution, entities that, after the Distribution, will be Affiliates of Payor were part of the Claim Manager’s transportation systems business (as such business has been described in the Claim Manager’s Form 10-K), which, among other things, was in the business of designing, developing, manufacturing, marketing, repairing, overhauling and selling friction materials for automotive, industrial and rail applications on a worldwide basis (the “Bendix Friction Materials Business”);

WHEREAS, the US Bendix Claims and the Ex-US Bendix Claims arise from, and relate to, the Bendix Friction Materials Business;

WHEREAS, despite the relationship of Payor and its Affiliates to the US Bendix Claims and the Ex-US Bendix Claims as of the date hereof and following the Distribution, the Claim Manager has determined that it is likely that the Claim Manager will continue to incur Losses (as defined below) arising from and related to the US Bendix Claims and the Ex-US Bendix Claims;

WHEREAS, in light of Payor’s association with the Bendix Friction Materials Business, Payor has determined that it is appropriate and desirable for Payor to agree to pay to Payee the Environmental Obligation, the Ex-US Bendix Obligation and the US Bendix Obligation and, because of its recognized experience with and efficient management of such matters, for the Claim Manager to manage such Environmental Claims, US Bendix Claims and Ex-US Bendix Claims as more fully described in this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified below.

“4Q Payment” shall have the meaning set forth in Section 2.3(d).

“4Q Payment Date” shall have the meaning set forth in Section 2.3(d).

“4Q Reports” shall mean, in respect of any calendar year, the Environmental Report and the Ex-US Bendix Report providing information in respect of the first three Fiscal Quarters of such calendar year. If a Global Asbestos Resolution Event has occurred, then the US Bendix Post-GARE Report providing information in respect of the first three Fiscal Quarters of such calendar year shall also be a “4Q Report”.

“Accrued Amounts” shall have the meaning set forth in Section 2.5(b).

“Adverse Change” shall have the meaning set forth in Section 2.12(a).

“Affiliate” of any Person shall mean a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) Transportation Systems and the other members of the Transportation Systems Group shall not be considered Affiliates of Honeywell or any of the other members of the Honeywell Group and (ii) Honeywell and the other members of the Honeywell Group shall not be considered Affiliates of Transportation Systems or any of the other members of the Transportation Systems Group.

“Aggregate Annual Obligation” shall mean, in respect of any calendar year, the sum of (i) the Environmental Obligation in respect of such calendar year, plus (ii) the Ex-US Bendix Obligation in respect of such calendar year, plus (iii) the US Bendix Obligation in respect of such calendar year, plus (iv) any Disallowance Payment calculated as of December 31 of such year.

“Agreement” shall have the meaning given to it in the preamble to this Agreement. “Agreement Amendment” shall have the meaning set forth in Section 2.12(a).

“Ancillary Agreement” shall mean the instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by the Separation Agreement.

“Annual and Year-to-Date Liability and Defense Costs Report” shall mean the report delivered to Payor providing information regarding the previous year’s and year-to-date spend for liability and defense costs relating to the US Bendix Claims, the form of which is attached hereto as Exhibit B.

“Annual Cash Deficiency Payment” shall have the meaning set forth in Section 2.3(e)(ii).

“Bendix Corporation” shall mean The Bendix Corporation and its predecessors or successors-in-interest. “Bendix Friction Materials Business” shall have the meaning given to it in the recitals to this Agreement. “Bendix Newco” shall have the meaning set forth in Section 4.7(c).

“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City or Zurich, Switzerland are authorized or required by Law to remain closed.

“Cap” shall mean $175,000,000, as converted into Euros in accordance with Section 2.6(d).

“Cash Amounts” shall mean, in respect of any Person (i) amounts of cash actually paid by such Person to any other Person or (ii) amounts to be paid by such person to any other Person that are classified as accounts payable; provided, for the avoidance of doubt, that any amount previously counted as a Cash Amount pursuant to clause (ii) may not be counted as a Cash Amount pursuant to clause (i) in a subsequent year’s calculation of the Aggregate Annual Obligation.

“Cash True-Up Payments” shall have the meaning set forth in Section 2.4(b).

“Claims Activity Report” shall mean the report delivered to Payor providing information regarding the status of existing US Bendix Claims, the form of which is attached hereto as Exhibit C.

“Claim Manager” shall have the meaning given to it in the preamble to this Agreement.

“Claims” shall mean any and all Environmental Claims, US Bendix Claims and the Ex-US Bendix Claims.

“Cumulative Outstanding GARE Losses” shall mean, in respect of any calendar year, an amount equal to: (i) 90% of the Global Asbestos Resolution Amount as of January 1st of such year, less (ii) 90% of the GARE Insurance Receipts received in respect of the Global Asbestos Resolution Event as of January 1st of such year, less (iii) the aggregate amount of all GARE Payments paid prior to January 1st of such year.

“Current Credit Agreement” shall mean the Credit Agreement to be entered into by and among, inter alia, Transportation Systems, the Transportation Systems Swiss Borrower, the lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent.

“Default” shall have the meaning set forth in Section 2.13(a).

“Default Date” shall have the meaning set forth in the proviso in Section 2.13(a).

“Default Deferral” shall have the meaning set forth in Section 2.5(a).

“Deficiency Amount” shall mean, in respect of any calendar year, the amount, if any, by which (i) the sum of (A) the Estimated Annual US Bendix Obligation for such year, plus (B) the 4Q Payment for such year is less than (ii) the lesser of: (A) the Aggregate Annual Obligation and (B) the Cap.

“Disallowance Payment” shall mean, as of any date, 90% of Insurance Disallowances during the term of this Agreement that Payor has not already paid to Payee pursuant to this Agreement; provided that if any Disallowance Payment would result in an amount in excess of the Cap being paid in respect of the year the related Insurance Receipt was applied, then such Disallowance Payment shall be limited to the difference between the Cap and the amount of the Aggregate Annual Obligation for such year.

“Dispute” shall have the meaning set forth in Section 4.3.

“Distribution” shall mean the distribution by Honeywell to Record Holders, on a pro rata basis, of all of the outstanding shares of common stock of Transportation Systems owned by Honeywell.

“Distribution Date” shall mean the date, determined by Honeywell in accordance with the Separation Agreement, on which the Distribution occurs.

“Environmental Claims” shall mean (i) any and all claims asserted, made or alleged against any member of the Honeywell Group or the Transportation Systems Group or their respective Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing, regardless of when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to (A) any violation of, noncompliance with, or liability under any HSE Laws associated with the Specified Sites, including, without limitation, response to, investigation and remediation of Releases, (B) the Release or exposure to Hazardous Materials associated with the Specified Sites, or (C) any natural resource damages with respect to the Specified Sites, and (ii) any investigation and remediation of Releases with respect to the Specified Sites unrelated, or in addition, to any claim. For the avoidance of doubt, “Environmental Claims” shall not include any SpinCo HSE Liabilities (as defined under the Separation Agreement).

“Environmental Insurance Receipts” shall mean, for any calendar period for which an Environmental Obligation is owed, as applicable, the amount of cash actually received by the Claim Manager or its Affiliates in such period with respect to any casualty insurance policies of the Claim Manager or its Affiliates in respect of Losses related to Environmental Claims, less all costs and expenses (including attorneys’ fees and costs) incurred by the Claim Manager or its Affiliates in connection with the collection of such proceeds.

“Environmental Obligation” shall mean, in respect of any period, an amount equal to (i) 90% of the Losses incurred by Payee Parties related to Environmental Claims in such period, less (ii) 90% of the Environmental Insurance Receipts for such period, less (iii) 90% of amounts received by any member of the Honeywell Group resulting from affirmative litigation relating to Environmental Claims in such period, net of any costs or expenses of whatever kind in respect of Managing, investigating, responding to, prosecuting, settling, compromising or resolving claims relating to such affirmative litigation, including attorneys’ fees and costs (including, but not limited to, the costs of experts and vendors necessary to prosecute, compromise and manage such affirmative litigation) (“Affirmative Environmental Litigation Proceeds”), less (iv) 90% of the net proceeds received in such period by any member of the Honeywell Group in respect of sales of any property comprising the Specified Sites in such period (“Property Sales Proceeds”), and less (v) 90% of any other amounts contributed to or otherwise paid to or on behalf of any member of the Honeywell Group by other Persons not within the Honeywell Group relating to Environmental Claims in such period, net of any costs to the Honeywell Group in connection with recovering such amounts (“Co-Contributions Proceeds”).

“Environmental Report” shall mean the report delivered to Payor providing a summary of Losses incurred by Payee Parties related to Environmental Claims for a period, the form of which is attached hereto as Exhibit D.

“Estimated Annual US Bendix Loss Statement” shall mean an annual written estimate, a form of which is attached hereto as Exhibit E, of

(i) the amount of Losses that the Claim Manager expects to be incurred by the Payee Parties in respect of US Bendix Claims in the following calendar year and (ii) the amount of US Bendix Insurance Receipts that the Claim Manager expects it or its Affiliates to receive in the following calendar year.

“Estimated Annual US Bendix Obligation” shall mean, in respect of any calendar year, (i) 90% of the amount of estimated Losses incurred by the Payee Parties in respect of US Bendix Claims less (ii) 90% of the amount of estimated US Bendix Insurance Receipts, in each case, as such estimate is set forth in the Estimated Annual US Bendix Loss Statement.

“Estimated Initial US Bendix Obligation” shall mean, in respect of the Initial Period, (i) 90% of the amount of estimated Losses incurred by the Payee Parties in respect of US Bendix Claims less (ii) 90% of the amount of estimated US Bendix Insurance Receipts.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Ex-US Bendix Claims” shall mean any and all claims asserted, made or alleged against any member of the Honeywell Group or the Transportation Systems Group (other than an Ex-US TS Brake Subsidiary) or their respective Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing, by any Person in a jurisdiction outside of the boundaries of the United States of America or its territories, regardless of when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to the use of asbestos and/or asbestos-containing product or material, or to the direct or indirect exposure or the possibility or potential of direct or indirect exposure of such Person or any other Person (including, in each case, indirect exposure to spouses, children or any other Person coming into contact with a Person who was directly or indirectly exposed) to asbestos or asbestos-containing dust, products or materials in connection with the business of the Bendix Corporation or any of its Affiliates, including, without limitation, the manufacturing, licensing, sale, distribution, packaging, handling, use, installation, removal or repair of products manufactured, licensed, sold, distributed, packaged, handled, used, installed or removed by the Bendix Corporation, including, but not solely, from asbestos-containing friction materials.

“Ex-US Bendix Insurance Receipts” shall mean, for any period for which an Ex-US Bendix Obligation is owed, the amount of cash actually received by the Claim Manager or its Affiliates in such period with respect to any casualty insurance policies of the Claim Manager or its Affiliates in respect of Losses related to Ex-US Bendix Claims, less all costs and expenses (including attorneys’ fees and costs) incurred by the Claim Manager or its Affiliates in connection with the collection of such proceeds.

“Ex-US Bendix Obligation” shall mean, in respect of any period, 90% of the Losses incurred by Payee Parties related to Ex-US Bendix Claims in such period less 90% of the Ex-US Bendix Insurance Receipts for such period.

“Ex-US Bendix Report” shall mean the reports delivered to Payor providing a summary of Losses incurred by Payee Parties related to Ex-US Bendix Claims for a period, the form of which is attached hereto as Exhibit F.

“Ex-US TS Brake Subsidiaries” shall mean members of the Transportation Systems Group domiciled outside of the United States of America or its territories, following the Distribution.

“FCCR Test” shall have the meaning set forth in Section 2.5(a).

“Financial Covenant Deferral” shall have the meaning set forth in Section 2.5(a).

“Financial Indebtedness” shall mean, for any Person, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured or (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities.

“Financial Representative” shall mean any arranger, collateral agent, administrative agent, indenture trustee or other agent trustee or representative for any holder of Senior Indebtedness.

“Fiscal Quarter” shall mean the fiscal quarter of Claim Manager, it being understood that for purposes hereof (including, without limitation, Section 2.3(d)), the fourth Fiscal Quarter of any calendar year shall mean the Fiscal Quarter ending on December 31st; provided that if Claim Manager changes its fiscal year, the Parties shall work together in good faith to amend this Agreement as may be necessary.

“GARE Deficiency Payment” shall have the meaning set forth in Section 2.4(b).

“GARE Insurance Receipts” shall mean, for any period in which a Cumulative Outstanding GARE Loss is owed, the amount of cash actually received by the Claim Manager or its Affiliates in such period with respect to any casualty insurance policies of the Claim Manager or its Affiliates in respect of Losses related to Global Asbestos Resolution Amounts, less all costs and expenses (including attorneys’ fees and costs) incurred by the Claim Manager or its Affiliates in connection with the collection of such proceeds.

“GARE Payment” shall have the meaning set forth in Section 2.4(a).

“General RP Basket” shall have the meaning set forth in Section 2.11.

“Global Asbestos Resolution Amount” or “GARE” shall mean the aggregate amounts paid or payable by the Honeywell Group at any time following the date of this Agreement in satisfaction of a Global Asbestos Resolution Event.

“Global Asbestos Resolution Event” shall mean any settlement of all or substantially all of the current and future US Bendix Claims in which Losses of Payee Parties in respect of such US Bendix Claims is forever extinguished, whether such settlements are mandated by a Governmental Authority, such as an enactment of congress or regulation, or by private settlement approved by a court of competent jurisdiction.

“Governmental Approvals” shall mean any notices, reports or other filings to be given to or made with, or any consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Guarantee” shall have the meaning set forth in Section 2.14.

“HAPI” shall have the meaning given to it in the recitals to this Agreement.

“Hazardous Materials” means (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter, noise, microorganism or electromagnetic field) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases and ozone-depleting substances and (ii) any other chemical, material, substance or waste that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

“Honeywell” shall have the meaning given to it in the preamble to this Agreement.

“Honeywell Group” shall mean Honeywell and each of its Subsidiaries, including any Person that becomes a Subsidiary of Honeywell following the Distribution, but excluding any member of the Transportation Systems Group.

“HSE Law” shall mean any Law or Governmental Approvals, or any standard used by a Governmental Authority pursuant to any Law or Governmental Approvals, relating to (i) pollution, (ii) protection or restoration of the indoor or outdoor environment or natural resources, (iii) the transportation, treatment, storage or Release of, or exposure to, hazardous or toxic materials, (iv) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials (including the REACH Regulation and similar requirements), (v) process safety management or (vi) the protection of the public, worker health and safety or threatened or endangered species.

“Indenture” shall mean the Indenture to be entered into prior to the Distribution by and among the Transportation Systems Issuer, the guarantors named therein and the trustee named therein.

“Information Statement” means the Information Statement sent to the holders of common stock of Honeywell in connection with the Distribution, as such Information Statement may be amended from time to time.

“Initial Cap” shall mean the product of (x) the Cap multiplied by (y) the quotient represented by (1) the number of days between the Distribution Date and December 31, 2018 (inclusive of such dates), divided by (2) 365.

“Initial Cash Deficiency Payment” shall have the meaning set forth in Section 2.3(b)(ii).

“Initial Deficiency Amount” shall mean the amount, if any, by which the Estimated Initial US Bendix Obligation is less than the lesser of: (i) the Initial Cap and (ii) the Initial Obligation.

“Initial Obligation” shall mean an amount equal to (i) 90% of Losses incurred by Payee Parties in respect of (A) Environmental Claims, (B) US Bendix Claims and (C) Ex-US Bendix Claims, in each case, incurred during the Initial Period, less (ii) 90% of (A) Environmental Insurance Receipts, (B) Affirmative Environmental Litigation Proceeds, (C) US Bendix Insurance Receipts, (D) Ex-US Bendix Insurance Receipts, Co-Contributions Proceeds and (F) Property Sales Proceeds, in the case of (A), (B), (C), (D) and (E), in respect of Losses incurred during the Initial Period, and in the case of (F), in respect of property sales consummated during the Initial Period, plus (iii) any Disallowance Payment calculated as of the last day of the Initial Period.

“Initial Overage Amount” shall mean the amount, if any, by which the Initial Obligation is less than the lesser of: (i) the Estimated Initial US Bendix Obligation and (ii) the Initial Cap.

“Initial Period” shall have the meaning set forth in Section 2.2(a).

“Initial Prior Year Aggregate Loss Statement” shall mean a written statement, a form of which is attached hereto as Exhibit G, setting forth (i) the Initial Obligation and (ii) the Initial Deficiency Amount or the Initial Overage Amount, as applicable, in respect of the Initial Period.

“Insolvency Proceeding” shall mean, with respect to any Person, any distribution to creditors of such Person in (a) any liquidation or dissolution of such Person; (b) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Person or such Person’s property; (c) any assignment by such Person for the benefit of its creditors; or (d) any marshalling of such Person’s assets and liabilities.

“Insurance Disallowances” shall mean the amount of any insurance disallowances relating to Insurance Receipts actually paid to the Honeywell Group (not disputed by the Claim Manager at the time of calculating the Initial Obligation or the Aggregate Annual Obligation).

“Insurance Receipts” shall mean Environmental Insurance Receipts, Ex-US Bendix Insurance Receipts, and US Bendix Insurance Receipts.

“Interim Liability and Defense Costs Report” shall mean the report delivered to Payor providing information regarding a year-to-date spend for liability and defense costs relating to the US Bendix Claims, the form of which is attached hereto as Exhibit H.

“Law” shall mean any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Losses” shall mean Cash Amounts in respect of losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, financial assurance or expenses of whatever kind in respect of Managing, investigating, responding to, remediating, defending, settling, compromising or resolving Claims, including attorneys’ fees and costs (including, but not limited to, the costs of experts, consultants, and vendors necessary to defend, compromise and Manage the Claims, security costs and real estate Taxes) and including, without limitation, punitive, incidental, consequential, special or indirect Losses (or any other Cash Amounts paid or to be paid to any Person). Losses shall include, but are not limited to: (a) Losses claimed by workers’ compensation, employers’ liability insurance associations or similar employee benefit schemes in respect of Claims; (b) increases in contributions to worker’s compensation, employers’ liability insurance associations or similar employee benefit schemes to the extent resulting from Claims; and (c) any fines or other penalties imposed by, or reimbursement, Tax or levy requested by, any Governmental Authority in respect of such Claims. For the avoidance of doubt, and without limiting the ability of Payee to estimate the amount of such Losses as contemplated by this Agreement, Losses incurred by Payee Parties in respect of US Bendix Claims in any given calendar year (i) shall include and be limited to the asbestos-related liability payments for the US Bendix Claims set forth annually in the Claim Manager’s “Contingencies and Commitments” footnote to its audited financial statements, as filed with the SEC in its Annual Report on Form 10-K (the “Form 10-K”) for the relevant year for so long as the Claim Manager continues to disclose such liabilities in its Form 10-K in a manner substantially similar to the disclosure set forth in the “Contingencies and Commitments” footnote to its audited financial statements for the fiscal year ended December 31, 2017, included in its Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), and (ii) thereafter shall mean all Losses related to US Bendix Claims for such calendar year. By way of example, Losses incurred in respect of US Bendix Claims for the fiscal year ended December 31, 2017, were $223,000,000, as set forth in the 2017 Form 10-K.

“Management” or “Managing” shall mean, with respect to any Claim, the defense, settlement and payment of such Claim, including the management of insurance claims relating thereto (and the defense, settlement, payment and receipt of amounts in respect thereof).

“Material Indebtedness” shall have the meaning set forth in the Current Credit Agreement. “New Loan Parties” shall have the meaning set forth in Section 2.14.

“Obligations” shall mean any principal, interest, premiums, penalties, fees, indemnifications, reimbursements, fees and expenses, damages and other liabilities payable under the documentation governing any Financial Indebtedness.

“Order” shall mean any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business acting in good faith; provided that, for the avoidance of doubt, the payment of reasonable and customary corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties), the payment of taxes and the payment of costs and expenses in connection with litigation matters shall be deemed to be in the ordinary course of business.

“Overage Amount” shall mean, in respect of any calendar year, the amount, if any, by which the Aggregate Annual Obligation is less than the lesser of: (i) the sum of (A) the Estimated Annual US Bendix Obligation for such year, plus (B) the 4Q Payment for such year and (ii) the Cap.

“Overage Credit” shall have the meaning set forth in Section 2.3(b)(i).

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement. “Payee” shall have the meaning given to it in the preamble to this Agreement.

“Payee Parties” shall mean any member of the Honeywell Group or its Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing.

“Payment Blockage Notice” shall have the meaning set forth in Section 2.15(c)(ii).

“Payment Blockage Period” shall have the meaning set forth in Section 2.15(c)(ii).

“Payment Default Notice” shall have the meaning set forth in the proviso in Section 2.13(a).

“Payment Deferral” shall have the meaning set forth in Section 2.5(a).

“Payment in Full” or “Paid in Full” shall mean, with respect to any Financial Indebtedness, payment in full in cash, cash collateralization of all letters of credit, hedging and cash management obligations and the termination of all commitments to lend, as applicable pursuant to the documents evidencing such Financial Indebtedness.

“Payor” shall have the meaning given to it in the preamble to this Agreement.

“Payor Group” shall mean (a) Payor, (b) each Person that will be a Subsidiary of Payor immediately prior to the Distribution and (c) each Person that is or becomes a Subsidiary of Payor after the Distribution, including, in each case, any Person that is merged or consolidated with and/or into Payor or any Subsidiary of Payor and any Person that becomes a Subsidiary of Payor as a result of transactions that occur following the Distribution.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Principal Credit Agreement” shall mean the Current Credit Agreement; provided, that, if, as of any date, the Current Credit Agreement shall not be the credit facility of Transportation Systems Group with the largest aggregate amount of revolving commitments and revolving loans outstanding (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding), the Principal Credit Agreement shall be the credit facility of Transportation Systems with the largest aggregate amount of revolving commitments and revolving loans outstanding as of such date (or, if no revolving commitments or revolving loans are outstanding, the largest aggregate amount of commitments and loans outstanding).

“Prior Year Aggregate Loss Statement” shall mean an annual written statement, a form of which is attached hereto as Exhibit I, setting forth (i) the Aggregate Annual Obligation for the immediately preceding year, (ii) if applicable, the Cumulative Outstanding GARE Losses and (iii) the Deficiency Amount or the Overage Amount, as applicable, in respect of such year.

“Quarterly Cap” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment” shall have the meaning set forth in Section 2.3(c).

“Quarterly Payment Date” shall have the meaning set forth in Section 2.3(c).

“REACH Regulation” shall mean Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, including any implementing legislation or regulations, in each case as may be amended.

“Record Holders” shall mean holders of common stock of Honeywell as of the close of business on the date determined by the Honeywell board of directors as the record date for determining the shares of common stock of Honeywell in respect of which shares of common stock of Transportation Systems will be distributed pursuant to the Distribution.

“Release” shall mean any actual or threatened release, spill, emission, discharge, flow (whether through constructed or natural ditches, pipes, watercourses, overland flows or other means of conveyance), leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of a Hazardous Material; provided that, for the avoidance of doubt, mere vehicular transportation from an initial location to an offsite location, without more, shall not be deemed to constitute a Release from that initial location to the offsite location.

“Reorganization” shall mean the transactions described on Schedule I to the Separation Agreement.

“Representatives” shall mean the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors and representatives of a Person.

“Resolution Value Experience Report” shall mean the report delivered to Payor providing information regarding the resolution value of US Bendix Claims, the form of which shall be attached hereto as Exhibit J on the Distribution Date.

“Restricted Subsidiary” means any subsidiary of Transportation Systems that is a “Restricted Subsidiary” under the Principal Credit Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Agent” shall mean such Person acting as administrative agent for the lenders party to the Principal Credit Agreement or, if there is only one lender thereunder, such lender.

“Senior Indebtedness” shall mean, collectively, the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) payable pursuant to the terms of all agreements, documents and instruments governing Financial Indebtedness of Payor Group (together with all fees, costs, expenses and other amounts accrued or due on or in connection therewith) whether outstanding on the date of this Agreement or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by Payor (including all deferrals, refinancings, renewals, extensions or refundings of, or amendments, restatements, modifications, waivers or supplements to, or deferrals to, the foregoing), except for: (i) any Financial Indebtedness that by its terms expressly provides that such Financial Indebtedness shall not be senior in right of payment to payments made by Payor to Payee hereunder or expressly provides that such Financial Indebtedness is equal with or junior in right of payment with payments made by Payor to Payee hereunder; (ii) any Financial Indebtedness between or among the members of Payor Group, other than, for the avoidance of doubt, Financial Indebtedness incurred for the benefit of Affiliates arising by reason of guaranties by Affiliates of Financial Indebtedness of such Affiliate to a Person that is not a member of Payor Group; (iii) any liability for federal, state, local or other taxes owed or owing by Payor; or (iv) Payor’s trade payables and accrued expenses (including, without limitation, accrued compensation and accrued restructuring charges) or deferred purchase prices for goods, services or materials purchased or provided in the ordinary course of business. For the avoidance of doubt, Financial Indebtedness under the Principal Credit Agreement or the Indenture constitutes Senior Indebtedness.

“Senior Payment Default” shall have the meaning set forth in Section 2.15(c)(i).

“Separation” shall mean (a) the Reorganization and (b) any other transfers of assets and assumptions of liabilities, in each case, between a member of the Honeywell Group, on the one hand, and a member of the other Transportation Systems Group, on the other hand, provided for in the Separation Agreement or in any Ancillary Agreement.

“Separation Agreement” shall have the meaning given to it in the recitals to this Agreement.

“Separation Transaction” shall mean any spin-off, split-off, carve-out, demerger, recapitalization or similar transaction.

“Specified Event of Default” shall mean, with respect to any Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000, as converted into Euros in accordance with Section 2.6(d), (a) a payment or bankruptcy event of default thereunder or (b) if a financial maintenance covenant exists under such Senior Indebtedness, an event of default resulting from a breach of such financial maintenance covenant.

“Specified Sites” shall mean the sites listed on Exhibit A hereto or any other sites historically owned or operated by the transportation systems business (as such business has been described in the Claim Manager’s Form 10-K); provided, that “Specified Sites” shall not include those sites listed on Schedule VIII of the Separation Agreement.

“Subsidiary” of any Person shall mean any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests, having, by the terms thereof, ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all United States or other federal, state, provincial, territorial, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, capital, transfer, sales, use, value added, goods and services, harmonized sales, occupation, employer health, property, excise, severance, windfall profits, stamp, license, payroll, employment, customs, social security (or similar), pension plan, unemployment, disability, workers’ compensation, real property, personal property, registration, alternative or add-on minimum, withholding and other taxes, assessments, charges, duties, fees, levies, premiums or other governmental charges of any kind whatsoever, including all installments of tax, estimated taxes, deficiency assessments, additions to tax, penalties and interest, and indemnity obligations in respect of tax, in each case whether disputed or not.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Honeywell and Transportation Systems and, solely for purposes of Section 3.02(g) of the Tax Matters Agreement, Payor and Payee.

“Termination Date” shall have the meaning set forth in Section 3.1.

“Transportation Systems” shall have the meaning given to it in the recitals to this Agreement.

“Transportation Systems Swiss Borrower” shall mean Honeywell Technologies Sàrl, a limited liability company organized under the Laws of Switzerland.

“Transportation Systems Issuer” shall mean Garrett LX I S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B225642.

“Transportation Systems Business” shall mean the business of designing, manufacturing and selling turbocharger, electric-boosting and connected vehicle technologies for light and commercial vehicle original equipment manufacturers and the aftermarket, as conducted by Honeywell and its Affiliates prior to the Distribution, including as described in the Information Statement.

“Transportation Systems Group” shall mean (a) Transportation Systems, (b) each Person that will be a Subsidiary of Transportation Systems immediately prior to the Distribution and (c) each Person that becomes a Subsidiary of Transportation Systems after the Distribution, including in each case any Person that is merged or consolidated with or into Transportation Systems or any Subsidiary of Transportation Systems and any Person that becomes a Subsidiary of Transportation Systems following the Distribution.

“Transportation Systems Restricted Group” shall mean the Transportation Systems Group excluding any Unrestricted Subsidiary of Transportation Systems.

“True-Up Payment Date” shall mean the dates identified as such in Section 2.3(b) and Section 2.3(e).

“True-Up Reports” shall mean, in respect of any calendar year, the Environmental Report and the Ex-US Bendix Report providing information in respect of such calendar year. If a Global Asbestos Resolution Event has occurred, then the US Bendix Post-GARE Report providing information in respect of such calendar year shall also be a “True-Up Report”.

“Unrestricted Subsidiary” shall mean any Subsidiary of Transportation Systems that is an “Unrestricted Subsidiary” under the Principal Credit Agreement.

“US Bendix Claims” shall mean any and all claims asserted, made or alleged against any member of the Honeywell Group or the Transportation Systems Group or their respective Representatives, or any of the heirs, executors, successors and assigns of any of the foregoing, by any Person in the United States of America or its territories, regardless of when they are made, arise or arose, alleging any injury, harm, risk, damage, cost or expense of any kind or nature, which are asserted to be related in any way, directly or indirectly, to the use of asbestos and/or asbestos-containing product or material, or to the direct or indirect exposure or the possibility or potential of direct or indirect exposure of such Person or any other Person (including, in each case, indirect exposure to spouses, children or any other Person coming into contact with a Person who was directly or indirectly exposed) to asbestos or asbestos-containing dust, product or material in connection with the business of the Bendix Corporation or any of its Affiliates, including, without limitation, the manufacturing, licensing, sale, distribution, packaging, handling, use, installation, removal or repair of products manufactured, licensed, sold, distributed, packaged, handled, used, installed or removed by the Bendix Corporation, including, but not solely, from asbestos-containing friction materials.

“US Bendix Insurance Receipts” shall mean, for any period in which a US Bendix Obligation is owed, the amount of cash actually received by the Claim Manager or its Affiliates in such period with respect to any casualty insurance policies of the Claim Manager or its Affiliates in respect of Losses related to US Bendix Claims, less all costs and expenses (including attorneys’ fees and costs) incurred by the Claim Manager or its Affiliates in connection with the collection of such proceeds.

“US Bendix Obligation” shall mean, in respect of any period, (i) 90% of the Losses incurred by Payee Parties in respect of US Bendix Claims (other than any Losses that are included in the calculation of a Global Asbestos Resolution Amount) in such period, less (ii) 90% of the US Bendix Insurance Receipts (other than any Insurance Receipts in respect of a Global Asbestos Resolution Amount) for such period.

“US Bendix Post-GARE Report” shall mean the report delivered to Payor providing a summary of Losses incurred by Payee Parties related to US Bendix Claims (other than Losses that are included in the calculation of the Cumulative Outstanding GARE Losses) for a period, the form of which is attached hereto as Exhibit K.

“US Bendix Reports” shall mean the Claims Activity Report, the Resolution Value Experience Report, the Interim Liability and Defense Costs Report, and the Annual and Year-to-Date Liability and Defense Costs Report.

ARTICLE II

PAYMENT

Section 2.1 Payment by Payor. From and after the Distribution Date, Payor hereby agrees to, and shall, make payments to Payee in accordance with the terms and subject to the conditions set forth in this Agreement.

Section 2.2 Estimates; Statements; and Reports.

(a) The Claim Manager shall deliver to Payor, prior to the Distribution Date, a written estimate of the Estimated Initial US Bendix Obligation for the period (the “Initial Period”) commencing on the Distribution Date through December 31, 2018. On March 1, 2019, the Claim Manager shall deliver to Payor the Initial Prior Year Aggregate Loss Statement, the Ex-US Bendix Report and an Environmental Report, in each case, in respect of the Initial Period.

(b) Beginning no later than December 14, 2018, and thereafter on or prior to December 15 of each year, the Claim Manager shall deliver to Payor an Estimated Annual US Bendix Loss Statement in respect of the following calendar year; provided, that, in the event that a Global Asbestos Resolution Event has occurred and the Cumulative Outstanding GARE Losses are greater than zero, the Claim Manager shall no longer have an obligation to deliver the Estimated Annual US Bendix Loss Statement.

(c) On March 29, 2019 and each subsequent date that is forty-five (45) days following the end of each Fiscal Quarter, the Claim Manager shall deliver to Payor the US Bendix Reports, updated in respect of the prior Fiscal Quarter; provided, that, if a Global Asbestos Resolution Event has occurred and the Cumulative Outstanding GARE Losses are greater than zero, the Claim Manager shall have no obligation to deliver the US Bendix Reports.

(d) On November 14, 2019 and each subsequent date that is forty-five (45) days following the end of the third Fiscal Quarter of each calendar year, the Claim Manager shall deliver to Payor the 4Q Reports, updated in respect of the prior three Fiscal Quarters; provided, that, the Claim Manager shall have no obligation to deliver the 4Q Reports in any given year if the Estimated Annual US Bendix Obligation for such year exceeds the Cap.

(e) On March 2, 2020, and on or before March 1 of each year thereafter until the Termination Date, the Claim Manager shall deliver to Payor (i) the Prior Year Aggregate Loss Statement and (ii) the True-Up Reports.

(f) If any report is due under this Agreement on a date that is not a Business Day, such report shall be due on the next following Business Day.

(g) In the event that any member of the Honeywell Group is notified of, and is required to pay any amount in respect of, an Insurance Disallowance, the Claim Manager shall reasonably promptly notify Payor of such Insurance Disallowance.

(h) If a Global Asbestos Resolution Event occurs, the Claim Manager shall reasonably promptly notify Payor of such Global Asbestos Resolution Event and the Global Asbestos Resolution Amount relating to such Global Asbestos Resolution Event.

(i) Upon reasonable request, the Claim Manager shall provide such additional information from time to time as may be necessary for Payor to satisfy its obligations as an SEC registrant, in accordance with, and giving due regard to the principles of confidentiality and legal privilege identified in, Section 2.16 hereof.

(j) The Claim Manager shall have no obligation to provide information to Transportation Systems or Payor or any of their respective Affiliates other than as set forth in this Section 2.2, Section 2.9 and Section 3.3(a).

(k) To the extent not already provided under Section 2.10, Payor shall provide to the Claim Manager any financial statements and other information (in each case other than information regarding collateral matters) provided by Payor to the lenders under the Principal Credit Agreement or other Senior Indebtedness reasonably promptly after such information is required to be delivered to such lenders.

Section 2.3 Payments to Payee Pre-GARE. If a Global Asbestos Resolution Event has not occurred, Payor shall make the payments to Payee set forth in this Section 2.3.

(a) Estimated Initial US Bendix Obligation. Thirty (30) days following the Distribution Date, Payor shall pay to Payee the Estimated Initial US Bendix Obligation; provided, that, in the event that the Estimated Initial US Bendix Obligation exceeds the Initial Cap, Payor shall pay to Payee an amount equal to the Initial Cap.

(b) Initial Obligation True-Up. On March 20, 2019 (which shall be a True-Up Payment Date):

(i) if there is an Initial Overage Amount, then such Initial Overage Amount shall be applied as a credit (an “Overage Credit”) to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments, 4Q Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero; and

(ii) if there is an Initial Deficiency Amount, then such Initial Deficiency Amount shall be paid by payment of cash from Payor to Payee (any such cash payment, the “Initial Cash Deficiency Payment”).

(c) Quarterly Payments. On January 30, 2019, and each subsequent date that is thirty (30) days following the start of each Fiscal Quarter until the Termination Date (each, a “Quarterly Payment Date”), Payor shall pay Payee an amount equal to one-fourth (1/4) of the Estimated Annual US Bendix Obligation for such year (each such payment, a “Quarterly Payment”); provided, however, that, if the Estimated Annual US Bendix Obligation for such year exceeds the Cap, then each Quarterly Payment for purposes of this Agreement shall be $43,750,000, as converted into Euros in accordance with Section 2.6(d) (the “Quarterly Cap”).

(d) 4Q Payments. On December 2, 2019, and each subsequent date that is sixty (60) days following the start of the fourth Fiscal Quarter of each calendar year until the Termination Date (each, a “4Q Payment Date”), Payor shall pay Payee the sum of (i) the Environmental Obligation in respect of the first three quarters of such calendar year, plus (ii) the Ex-US Bendix Obligation in respect of the first three quarters of such calendar year (such payment, the “4Q Payment”); provided, that, if the sum of the 4Q Payment, plus the Estimated Annual US Bendix Obligation is greater than the Cap, then such 4Q Payment shall be an amount equal to the Cap, less the Estimated Annual US Bendix Obligation (which amount may not be less than zero).

(e) Annual True-Up of Estimated Payments. On the second Quarterly Payment Date of each calendar year until the Termination Date (each such date shall be a True-Up Payment Date):

(i) if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement, then such Overage Amount shall be applied as an Overage Credit to the next Quarterly Payment and, to the extent any portion of such Overage Credit remains, to any subsequent Quarterly Payments, 4Q Payments or Cash True-Up Payments, and the amount of the Overage Credit shall be reduced by the amount thereof applied as a credit in respect of such payments until the Overage Credit is equal to zero;

(ii) if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be paid first by reducing the amount of any remaining Overage Credit and then, if such Overage Credit has been reduced to zero, by payment of cash from Payor to Payee (any such cash payment, a “Annual Cash Deficiency Payment”).

Section 2.4 Payments to Payee Post-GARE. If a Global Asbestos Resolution Event has occurred, beginning on January 1st of the calendar year following such Global Asbestos Resolution Event, Payor shall pay Payee as set forth in this Section 2.4.

(a) For so long as the Cumulative Outstanding GARE Losses in respect of a calendar year are equal to or exceed the Cap, on each Quarterly Payment Date, Payor shall pay Payee an amount equal to the Quarterly Cap. The aggregate annual payment under this Section 2.4(a) shall first be allocated to satisfy the Aggregate Annual Obligation, and then to satisfy the Cumulative Outstanding GARE Losses (the amount of any payment made in respect of the Cumulative Outstanding GARE Losses, a “GARE Payment”), and in respect of any calendar year the amounts of such allocations shall be included in the Prior Year Aggregate Loss Statement delivered in the following year under Section 2.2(e). Any amounts payable pursuant to this Section 2.4(a) shall be a “Quarterly Payment” for all purposes under this Agreement and shall be paid first by reducing the amount of any remaining Overage Credit and then, if such Overage Credit has been reduced to zero, by payment of cash from Payor to Payee. For the avoidance of doubt, the Cumulative Outstanding GARE Losses shall be carried over year-to-year and recalculated as of January 1st of each calendar year following a Global Asbestos Resolution Event, until the earlier of (i) the year that there are no Cumulative Outstanding GARE Losses or (ii) the Termination Date. Such recalculation will be set forth in the applicable Prior Year Aggregate Loss Statement.

(b) From and after such time as the Cumulative Outstanding GARE Losses in respect of a calendar year are less than the Cap:

(i) on each Quarterly Payment Date, Payor shall pay Payee an amount equal to one-fourth (1/4) of the Cumulative Outstanding GARE Losses for such year and such payment shall be a “Quarterly Payment” for all purposes under this Agreement;

(ii) on each 4Q Payment Date, Payor shall pay Payee the sum of (i) the Environmental Obligation in respect of the first three quarters of such calendar year, plus (ii) the Ex-US Bendix Obligation in respect of the first three quarters of such calendar year, plus (iii) the US Bendix Obligation in respect of the first three quarters of such calendar year (such payment shall be a “4Q Payment” for all purposes under this Agreement); provided, that, if the sum of the 4Q Payment plus the Cumulative Outstanding GARE Losses for such calendar year is greater than the Cap, then such 4Q Payment shall be an amount equal to the Cap, less such Cumulative Outstanding GARE Losses;

(iii) on the True-Up Payment Date, Payor shall pay Payee the amount, if any, by which (A) the sum of (1) the Cumulative Outstanding GARE Losses for such year, plus (2) the 4Q Payment for such year is less than the lesser of: (x) the sum of (i) the Aggregate Annual Obligation, plus (ii) such Cumulative Outstanding GARE Losses and (y) the Cap; and

(iv) all payments made pursuant to this Section 2.4(b) shall first be allocated to satisfy the Aggregate Annual Obligation, and then to satisfy the Cumulative Outstanding GARE Losses (such amount paid in respect of the Cumulative Outstanding GARE Losses shall be a “GARE Payment” for all purposes under this Agreement), and in respect of any calendar year the amounts of such allocations shall be included in the Prior Year Aggregate Loss Statement delivered in the following year under Section 2.2(e). Any amounts payable pursuant to this Section 2.4(b) shall be paid first by reducing the amount of any remaining Overage Credit and then, if such Overage Credit has been reduced to zero, by payment of cash from Payor to Payee (any such cash payment, the “GARE Deficiency Payment” and, together with the Annual Cash Deficiency Payment and the Initial Cash Deficiency Payment, the “Cash True-Up Payments”).

(c) From and after such time as the Cumulative Outstanding GARE Losses equal zero, Payor shall make the payments to Payee set forth in Section 2.3.

Section 2.5 Payment Deferrals.

(a) Payor shall defer any Quarterly Payment, any 4Q Payment, any Cash True-Up Payment, or payment of Accrued Amounts to the extent that, as of a Quarterly Payment Date or, as applicable, a 4Q Payment Date or a True-Up Payment Date: (i) a Specified Event of Default has occurred and is continuing under the Principal Credit Agreement or any other Senior Indebtedness (a “Default Deferral”) or (ii) if, after giving effect to any such cash payment due and payable, (x) the Transportation Systems Restricted Group, on a consolidated basis, would fail to be in compliance with any financial maintenance covenant under the Principal Credit Agreement or (y) the Transportation Systems Restricted Group, on a consolidated basis, would fail to maintain a Fixed Charge Coverage Ratio (as defined in the Indenture) of at least 2:00 to 1:00 (the “FCCR Test”); provided that this clause (y) shall only apply in the event that at the time such cash payment is due and payable, (1) no Principal Credit Agreement exists, (2) no financial maintenance covenant exists under the terms of any Senior Indebtedness and (3) the Indenture (or a replacement indenture that constitutes Senior Indebtedness) exists and the FCCR Test remains applicable (a “Financial Covenant Deferral” and, together with a Default Deferral, a “Payment Deferral”). For the avoidance of doubt, Payor shall pay such portion of any Quarterly Payment, 4Q Payment, Cash True-Up Payment or Accrued Amounts subject to a Financial Covenant Deferral to the extent that payment would not result in a Financial Covenant Deferral.

(b) If Payor shall defer any cash payments in accordance with Section 2.5(a), any amounts so deferred (“Accrued Amounts”) shall be paid in accordance with this Section 2.5(b).

(i) On each True-Up Payment Date, if any Accrued Amounts have accrued and remain unpaid, then Payor shall pay such Accrued Amounts, subject to Payment Deferral pursuant to Section 2.5(a), provided that, if the sum of (A) that amount of the Aggregate Annual Obligation that was due and payable (including payable by reduction in Overage Credit) in respect of the preceding calendar year, plus (B) if applicable, any GARE Payment in respect of the preceding calendar year, plus (C) such Accrued Amounts exceeds the Cap, then Payor shall only pay such Accrued Amounts exceeding the Cap that Payor is permitted to pay under Section 6.08(a)(xii) (Limitations on Restricted Payments) of the Principal Credit Agreement (or any successor provision).

(ii) Any Accrued Amounts that remain unpaid following any True-Up Payment Date shall be paid on the next succeeding True-Up Payment Date as provided in this Section 2.5.

(c) In any Fiscal Quarter, unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments, 4Q Payments, Cash True-Up Payments and Accrued Amounts have been paid in full:

(i) no member of Payor Group shall declare, make or commit to make or pay any dividend or other distribution on, or redeem, purchase or otherwise acquire, the equity of any member of Payor Group, directly or indirectly (other than dividends or distributions by a wholly owned Subsidiary to its parent; provided, that no such dividend or distribution may be made by Payor to its parent unless such dividend or distribution is (x) used to pay obligations owing under Senior Indebtedness that are due and payable or (y) permitted under Section 2.5(c)(ii)); and

(ii) other than in the Ordinary Course of Business, no member of Payor Group shall assume or enter into any intercompany transactions resulting in the payment of any amount by a member of Payor Group to any member of the Transportation Systems Group that is not a member of Payor Group.

Section 2.6 Manner of Payment; Currency Exchange Rate.

(a) All payments to Payee to be made hereunder shall be made in Euros by wire transfer of immediately available funds, to an account specified by Payee in writing, and Payor shall send a payment confirmation to Payee by fax or e-mail.

(b) In addition to any other amounts payable hereunder (including those payable pursuant to Section 4.11 and Section 3.3(a)(i)) and any other rights Payee may have hereunder, Payor shall pay Payee a late payment fee of five percent (5%) per annum on all payments that are more than thirty (30) days past due, with such late payment fee accruing as of such date thirty (30) days following the missed payment. For the avoidance of doubt,

(i) any late payment fees made pursuant to this Section 2.6 shall not be included in, or subject to, the Cap and (ii) Accrued Amounts shall not accrue any late payment fee hereunder unless such amounts are required to be paid pursuant to Section 2.5 and are not so paid.

(c) If any payment is due and payable under this Agreement on a date that is not a Business Day, such payment shall be due and payable on the next following Business Day.

(d) To the extent that any amounts estimated, calculated, determined, paid, received, applied, allocated, deferred or accrued pursuant to this Agreement are denominated in U.S. dollars, such amounts shall be converted into Euros on a U.S. dollar-to-Euro exchange rate determined by Honeywell, in good faith, as of a date within two Business Days prior to the Distribution Date. For the avoidance of doubt, the following amounts that are denominated in U.S. dollars shall, without limitation, be converted to Euros pursuant to this Section 2.6(d): Losses, Global Asbestos Resolution Amounts, Insurance Disallowances, Insurance Receipts, Affirmative Environmental Litigation Proceeds, Property Sale Proceeds and Co-Contribution Proceeds.

(e) To the extent any amounts estimated, calculated, determined, paid, received, applied, allocated, deferred or accrued pursuant to this Agreement are denominated in a currency other than Euros or U.S. dollars, such amounts shall (i) be converted into U.S. dollars at the rate at which such currency may be exchanged into U.S. dollars, as set forth at approximately 11:00 a.m., London time, on the date such amounts are estimated, calculated, determined, paid, received, applied, allocated, deferred or accrued on the Reuters World Currency Page “FX=“ for such currency (or, in the event that such rate does not appear on any Reuters World Currency Page, then the exchange rate as determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Parties), and then (ii) such amount of U.S. dollars shall be converted to Euros in accordance with Section 2.6(d).

Section 2.7 Limitations to Payments. For the avoidance of doubt, (i) payments of Accrued Amounts are not subject to the Cap and shall be payable as provided in Section 2.5(b), and (ii) except as set forth in Section 2.4, any amounts payable under this Agreement that are not paid due to the Cap shall not be applied to another year.

Section 2.8 Illustrative Examples. Set forth on Schedule 2.8 hereto are examples of the payments that may be made pursuant to Section 2.3, 2.4, and 2.5, which are being provided for illustrative purposes only and are not the sole examples of a particular concept or intended to be a representation as to any future payments.

Section 2.9 Management of Claims. The Claim Manager shall be solely responsible for, and shall have sole discretion with respect to, the Management of all Claims. Payor shall have the right to meet with the Claim Manager’s outside litigation or environmental counsel once each Fiscal Quarter to discuss the US Bendix Reports, the 4Q Reports or the True-Up Reports; provided, that (a) the Claim Manager shall have no obligation to implement or adopt Payor’s requests during such meeting or otherwise consult, seek the consent of, cooperate with or otherwise inform (except pursuant to this sentence, Section 2.2 and Section 3.3(a)) Payor or any of its Affiliates or their respective Representatives regarding the investigation, defense, compromise, settlement or resolution of any Claim, regardless of the party against whom any such Claim may be asserted, (b) the content of such meetings shall be limited to the information contained in the US Bendix Reports, 4Q Reports or True-Up Reports, and (c) Payor shall pay all fees and expenses relating to such quarterly meetings. All Claims brought against any Payor Party subject to payment hereunder shall be referred to the Claim Manager for Management promptly and, in any event, within fifteen (15) days of notice thereof. Notwithstanding the above, in no event shall the Claim Manager or the Claim Manager’s counsel be under any obligation to share privileged information with Payor or Payor’s Representatives.

Section 2.10 Covenants. The provisions of Article V (Affirmative Covenants) (other than Sections 5.12, 5.13, 5.14 and 5.15(a)) and Article VI (Negative Covenants) of the Current Credit Agreement shall be incorporated herein and shall apply mutatis mutandis with changes thereto as set forth in Exhibit L (such exhibit to be agreed following the date hereof and prior to the Distribution Date); provided that members of Payor Group may enter into intercompany transactions with members of the Transportation Systems Group in the Ordinary Course of Business.

Section 2.11 Restricted Payment Capacity. Payor shall, and shall cause its Restricted Subsidiaries to, preserve at least $50,000,000, as converted into Euros in accordance with Section 2.6(d), of the payment capacity under Section 6.08(a)(xii)(A) (Limitations on Restricted Payments) (or any successor provision) of the Principal Credit Agreement (the “General RP Basket”) solely for the purpose of paying Accrued Amounts; provided that such General RP Basket shall be reduced by the amount of any Accrued Amounts paid pursuant to Section 2.5(a).

Section 2.12 No Acts to Impair Rights.

(a) Payor shall not, and shall not permit its Subsidiaries or Affiliates that are members of the Transportation Systems Group to, take any action intended to, or which would reasonably be expected to, prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) in any material respect (i) the ability of Payor to make any payments under this Agreement, (ii) the rights of Payee under this Agreement or (iii) the ability of Payee to enforce its rights under this Agreement; provided that this Section 2.12(a) shall not prohibit the repayment of any Senior Indebtedness that has become due and payable. Without limiting the foregoing, Payor agrees that it shall not, and it shall not permit its Subsidiaries or Affiliates that are members of the Transportation Systems Group to, amend or enter into waivers under the Current Credit Agreement or the Indenture, or enter into another Principal Credit Agreement or indenture or other agreement (including other agreements relating to Senior Indebtedness) or make amendments or waivers thereto (any such amendment or waiver or entry into a new agreement, an “Agreement Amendment”), in each case, in a manner that would (x) adversely affect the rights of Payee hereunder or (y) reasonably be expected to (I) prohibit, restrict, circumvent, diminish or impair (or have the effect, directly or indirectly, of prohibiting, restricting, circumventing, diminishing or impairing) the ability of Payor to satisfy its obligations hereunder or (II) trigger a Payment Deferral (an “Adverse Change”) without Payee’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Payor agrees that it shall not, and it shall not permit its Subsidiaries to, effect any Agreement Amendment with respect to the Current Credit Agreement or the Indenture, or any Principal Credit Agreement or indenture or similar agreement, in each case without providing prior written notice to Payee at least ten (10) Business Days prior to effecting such Agreement Amendment.

(b) Without limiting the foregoing, the Parties agree that it is understood that (i) any amendment or waiver of the negative covenants of the Current Credit Agreement or the Indenture resulting in such negative covenants being less restrictive to Transportation Systems and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall not constitute an Adverse Change and (ii) any amendment or waiver of the provisions of clauses (a)(ii), (a)(iii), (a)(v), (a)(xi) and (a)(xii) of Section 6.08 and Sections 6.11(a) (as it relates to this Agreement), 6.12, 6.13, 6.15, 6.17 and 6.18 of the Current Credit Agreement or the corresponding provisions of the Indenture or any Principal Credit Agreement or other indenture, if any, that is more restrictive (or any amendment or waiver that has the effect, directly or indirectly, of making such provisions more restrictive) to Transportation Systems and its subsidiaries than the Current Credit Agreement or the Indenture, respectively, shall, in each case, without limitation, be deemed to be an “Adverse Change”. In the event of any Agreement Amendment (including any Adverse Change) permitted to be made pursuant to the terms hereunder that is more restrictive to Transportation Systems and its Subsidiaries than the Current Credit Agreement, any Principal Credit Agreement or any indenture (including the Indenture), the provisions of such Agreement Amendment shall, unless otherwise agreed in writing by Transportation Systems and Payee, also apply (or be deemed to apply automatically) to the corresponding covenant incorporated herein under Section 2.10, mutatis mutandis, such that Payee shall receive the same benefit of such more restrictive terms as the financing sources under the Current Credit Agreement or such Principal Credit Agreement or such indenture, as applicable.

Section 2.13 Default.

(a) Notwithstanding anything to the contrary contained in this Agreement, the occurrence of the following events shall constitute a default under, and a breach of, this Agreement (a “Default”):

(i) any failure to make a Quarterly Payment, a 4Q Payment, a Cash True-Up Payment or Accrued Amount when due and payable (except any such amount subject to a Financial Covenant Deferral or a Default Deferral);

(ii) any material breach of this Agreement that is not curable or, if curable, is not cured within thirty (30) days of written notice thereof;

(iii) the failure by Transportation Systems or any of its Restricted Subsidiaries to make any payment when due (after giving effect to any applicable grace period) under any Material Indebtedness; or

(iv) any default in the performance of any agreement or condition contained in the Principal Credit Agreement, or any other event or condition, the effect of which default or other event or condition is to cause, or to permit the creditors under the Principal Credit Agreement to cause, the indebtedness under the Principal Credit Agreement to become due prior to its stated maturity or to be required to be repurchased, prepaid, redeemed or deferred prior to its stated maturity;

provided, that, (A) in the case of clause (iv) above, any such Default shall be deemed to have occurred only if (x) sixty (60) calendar days have passed since the first date on which a Default would otherwise have been deemed to occur thereunder (such date, the “Default Date”) and (y) thirty (30) calendar days have passed since Payee provides written notice (a “Payment Default Notice”) of such default to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or an outstanding principal amount of at least $25,000,000, as converted into Euros in accordance with Section 2.6(d)), which such Payment Default Notice may be delivered on or after the Default Date, and during such sixty (60) calendar day and thirty (30) calendar day periods, the relevant creditors under the Principal Credit Agreement have not waived such default and (B) in the case of clauses (i), (ii) and (iii) above, any such Default shall be deemed to have occurred only if thirty (30) days have passed since Payee provides a Payment Default Notice to the Senior Agent (and each Financial Representative for any other Senior Indebtedness having commitments or outstanding principal amount of at least $25,000,000, as converted into Euros in accordance with Section 2.6(d)) and during such thirty (30) calendar day period, Payee has not waived such default.

(b) Promptly, and in any event within five (5) Business Days, upon obtaining knowledge of any Default, Payor shall deliver notice of such Default to Payee in accordance with Section 4.9, specifying the nature of such Default and what actions Payor has taken, is taking or proposes to take with respect thereto.

Section 2.14 Guarantee. Payor and each Restricted Subsidiary of Payor that is a Loan Party (as defined in the Principal Credit Agreement) shall, on the Distribution Date, enter into a guarantee, which shall be set forth as Exhibit M on the Distribution Date (the “Guarantee”). In the event that any additional Persons shall become a Restricted Subsidiary of Payor and a Loan Party under the Principal Credit Agreement (“New Loan Parties”), Payor shall promptly, and, in any event, within ten (10) Business Days after becoming a Loan Party under the Principal Credit Agreement, cause such New Loan Parties to enter into the Guarantee. The joinder to the Guarantee, and execution and delivery thereof by such New Loan Parties, shall not require the consent of any other party to the Guarantee.

Section 2.15 Subordination.

(a) Payee agrees that all amounts payable by Payor to Payee hereunder shall be subordinated in right of payment to the prior Payment in Full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) as provided in this Section 2.15.

(b) In the event of any payment or distribution of assets during any Insolvency Proceeding of Payor or any Person providing a Guarantee, subject to governing law of the relevant Insolvency Proceeding:

(i) holders of Senior Indebtedness shall first be entitled to receive Payment in Full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such Insolvency Proceeding at the rate specified in the documentation for the applicable Senior Indebtedness) or provision shall be made for such amount in cash, or other payments satisfactory to all of the holders of Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), before Payee shall be entitled to receive any payment hereunder; and

(ii) until all Obligations with respect to Senior Indebtedness (as provided in clause (i) above) are Paid in Full, any distribution to which Payee would be entitled but for this Section 2.15 shall be made to the Applicable Designated Representative under (and as defined in) the Intercreditor Agreement (as defined in the Principal Credit Agreement) and applied in accordance with the terms thereof.

(c) Default on Senior Indebtedness.

(i) No payment may be made hereunder, directly or indirectly, if a default in payment of the principal of, premium, if any, or interest on, or other Obligations with respect to any Senior Indebtedness, occurs (each, a “Senior Payment Default”), by reason of acceleration or otherwise, until all Senior Payment Defaults have been cured or waived in accordance with the terms of the agreement, indenture or other document governing such Senior Indebtedness (as evidenced by a written waiver from the holders (or a Financial Representative thereof) of the applicable Senior Indebtedness).

(ii) During the continuance of any event of default with respect to any Senior Indebtedness (other than a Senior Payment Default), permitting the holders thereof (or their Financial Representative) to accelerate the maturity thereof, no payment may be made hereunder, directly or indirectly, for a period (a “Payment Blockage Period”) commencing upon the receipt by Payor of written notice (a “Payment Blockage Notice”) of such event of default from Persons entitled to give such notice under any agreement pursuant to which that Senior Indebtedness may have been issued, that such an event of default has occurred and is continuing and ending on the earliest of: (1) one hundred and eighty (180) days from the date of receipt of the Payment Blockage Notice; (2) the date such event of default has been cured or waived in accordance with the terms of such Senior Indebtedness; or (3) the date such Payment Blockage Period shall have been terminated by written notice from the Person initiating such Payment Blockage Period. Notwithstanding any of the foregoing, until the Obligations under the Principal Credit Agreement are Paid in Full, (x) only the Senior Agent shall have the right to give a Payment Blockage Notice and (y) any Payment Blockage Notice given by a holder of any Senior Indebtedness that is not the Senior Agent shall not be effective for any purposes. Transportation Systems shall deliver any Payment Blockage Notice promptly to Payee.

(iii) Payor may resume payments hereunder at the end of the Payment Blockage Period unless a Senior Payment Default then exists.

(iv) Until all Obligations with respect to Senior Indebtedness are Paid in Full, so long as a Senior Payment Default has occurred and is continuing or a Payment Blockage Period has commenced and is continuing, Payee shall not (and shall not permit any member of the Honeywell Group to) make, sue for, ask or demand from any member of the Transportation Systems Group payment of all or any of the obligations hereunder, or commence, or join with any creditor other than the Senior Agent in commencing, directly or indirectly cause any member of the Transportation Systems Group, or assist any member of the Transportation Systems Group in commencing, any Insolvency Proceeding; provided, however, that nothing herein shall restrict Payee from filing a proof of claim with respect to obligations hereunder in any Insolvency Proceeding.

(v) Payor shall promptly provide written notice to Payee regarding the occurrence or termination of a Senior Payment Default.

(d) In the event that Payee receives any payment hereunder, whether in cash, property or securities (including, without limitation, by way of setoff, recovery from a judgment lien or otherwise), at a time when such payment or distribution is prohibited by this Section 2.15, such payment or distribution shall be held by Payee, in trust for the benefit of, and shall be paid forthwith over and delivered to the Applicable Designated Representative under (and as defined in) the Intercreditor Agreement (as defined in the Principal Credit Agreement) and applied in accordance with the terms thereof.

(e) Payor shall promptly notify Payee of any facts known to Payor that would cause a payment hereunder to violate this Section 2.15, but failure to give such notice shall not affect the subordination of payments hereunder to the Senior Indebtedness as provided in this Section 2.15.

(f) After (and only after) all Senior Indebtedness is Paid in Full in cash or other payment satisfactory to the holders of the Senior Indebtedness (such satisfaction to be evidenced in writing by such holders of Senior Indebtedness), Payee shall be subrogated (equally and ratably with all other indebtedness pari passu with Payee and entitled to similar rights of subrogation) to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that payments or distributions otherwise payable to Payee have been applied to the payment of Senior Indebtedness. A distribution made under this Section 2.15 to holders of Senior Indebtedness that otherwise would have been made to Payee is not, as between Payor and Payee, a payment on amounts due hereunder.

(g) This Section 2.15 defines the relative rights of, on the one hand, Payee and, on the other hand, the holders of Senior Indebtedness. Nothing in this Section 2.15 shall:

(i) impair, as between Payor and Payee, the obligation of Payor, which is absolute and unconditional, to pay amounts payable by Payor to Payee hereunder;

(ii) affect the relative rights of Payee and creditors of Payor Group other than their rights in relation to holders of Senior Indebtedness; or

(iii) subject to Section 2.15(c)(iv), prevent Payee from exercising its available remedies upon the occurrence of a Default, subject to the rights of holders and owners of Senior Indebtedness under this Section 2.15 to receive distributions and payments otherwise payable to Payee.

If Payor fails, because of this Section 2.15, to pay any amounts due and payable to Payee hereunder on the due date, the failure shall still constitute a Default.

(h) No right of any holder of Senior Indebtedness to enforce the subordination of the amounts payable by Payor to Payee hereunder shall be impaired by any act, or failure to act, by Payor, Transportation Systems or Payee or by the failure of Transportation Systems, Payor or Payee to comply with this Section 2.15 or any other provision of this Agreement.

(i) Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Financial Representative. Upon any payment or distribution of assets of any member of Payor Group referred to in this Section 2.15, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of a Financial Representative of a holder of Senior Indebtedness or of the liquidating trustee or agent or other person making any distribution to Payee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Payor Group, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2.15.

(j) The provisions of this Section 2.15 and related definitions in Section 1.1 shall not be amended or modified in any manner adverse to the holders of Senior Indebtedness without the written consent of the holders of all Senior Indebtedness (or, in the case of any holders of Senior Indebtedness represented by a Financial Representative, without the written consent of such Financial Representative acting on behalf of such holders pursuant to the terms of the agreement, indenture or other document governing such Senior Indebtedness).

(k) To the fullest extent permitted by law, the provisions of this Section 2.15 and the obligations under this Agreement shall remain in full force and effect irrespective of (i) any amendment, modification or supplement of, or any rescission, waiver or consent to, any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness, this Agreement or any other agreement, (ii) the taking, exchange, release or non-perfection of any collateral securing the Senior Indebtedness, or the taking, release or amendment or waiver of or consent to departure from any guaranty of the Senior Indebtedness, (iii) the manner of sale or other disposition of the collateral securing the Senior Indebtedness or the application of the proceeds upon such sale, (iv) the failure of any holder of the Senior Indebtedness or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of the agreement or instrument governing the Senior Indebtedness, this Agreement or otherwise, (v) any illegality, lack of validity or lack of enforceability of any of the terms of the Senior Indebtedness or the agreement or instrument governing the Senior Indebtedness or this Agreement, (vi) any change in the corporate existence, structure or ownership of Payor or any member of Payor Group, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any such Person or its assets, (vii) any action permitted or authorized hereunder; or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor, any member of Payor Group, Payee or any other subordinated creditor. Payee and Payor each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and any requirement that any holder of the Senior Indebtedness or Financial Representative of any holders of Senior Indebtedness secure, perfect or insure any security interest or lien or any property or exhaust any right or take any action against Payor, any member of Payor Group or any other person or entity or any collateral. The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) are hereby authorized to demand specific performance of this Agreement. Payee and Payor each hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(l) The holders of the Senior Indebtedness (and each Financial Representative of the holders of Senior Indebtedness) shall be third-party beneficiaries of this Section 2.15 and shall be entitled to enforce the provisions hereof directly against Payee and Payor.

Section 2.16 Confidentiality; Privilege.

(a) From and after the Distribution Date until two (2) years following the date of termination of this Agreement, Payor Group shall, and shall cause its Affiliates that are members of the Transportation Systems Group and Representatives to, keep confidential any and all non-public information provided pursuant to Section 2.2 and Section 3.3(a); provided, however, that Payor shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Payor (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Payor or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Payor shall, (i) to the extent permissible by such applicable Law or Order, provide the Claim Manager with prompt written notice of such requirement, (ii) disclose only that information that Payor determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the request of the Claim Manager, reasonably cooperating with the Claim Manager to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Distribution Date other than as a result of a disclosure by Payor or any of its Affiliates or Representatives in breach of this Section 2.16 or (B) becomes available to Payor or any of its Affiliates or Representatives after the Distribution Date from a source other than the Claim Manager or its Affiliates or Representatives if the source of such information is not known by Payor or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Claim Manager or its Affiliates with respect to such information. Notwithstanding anything to the contrary in this Agreement, any member of Payor Group may share such non-public information with its Affiliates and Representatives, provided that: (i) such Representatives or Affiliate (where such Affiliate is not a member of Payor Group) shall enter into a confidentiality agreement with such member of Payor Group on terms substantially similar to this Section 2.16 to keep such non-public information confidential and will not disclose such information to any other Person; (ii) such Representatives shall not use such non-public information in any manner that is detrimental to the interests of the Claim Manager or its Affiliates; and (iii) Payor agrees that it is responsible to the Claim Manager for any action, or failure to act, that would constitute a breach or violation of this Section 2.16 by any such Representative or Affiliate.

(b) The Claim Manager shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to the Claims, whether or not the privileged information is in the possession or under the control of any Affiliate of Payor or any Affiliate of the Claim Manager. The Claim Manager shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged information that relates solely or primarily to any Claims in connection with any legal proceedings that are now pending or may be asserted in the future, whether or not the privileged information is in the possession or under the control of any Affiliate of Payor or any Affiliate of the Claim Manager.

(c) If the Parties do not agree as to whether certain information is privileged information, then such information shall be treated as privileged information, and the Claim Manager shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged information or unless the Parties otherwise agree.

(d) The Parties agree that their respective rights to access information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged information between the Parties pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 2.17 Tax Treatment. Payments under this Agreement shall be treated for U.S. federal income tax purposes as payments made in respect of an obligation contributed by Payor to Payee simultaneously with the contributions by Payor to Payee of AlliedSignal Aerospace Service LLC, a limited liability company organized under the Laws of the State of Delaware, and the payment obligation under Section 3.02(g) of the Tax Matters Agreement immediately prior to and as part of a plan with the distribution of Payee by Payor to HAPI in accordance with the Separation Agreement. Neither Payor nor any of its Affiliates shall claim any deduction for U.S. federal income tax purposes in respect of such payments other than any portion of such payments treated as interest under applicable U.S. federal income tax rules. Honeywell shall be the only person entitled to claim deductions for U.S. federal, state or local income tax purposes in respect of any Losses relating to Claims. All Parties hereto shall and shall cause their Affiliates to file all Tax returns on a basis consistent with the foregoing, and neither any Party nor an Affiliate shall take any Tax position inconsistent with this Section 2.17.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term. This Agreement shall be effective as of the date hereof and, unless the Agreement is terminated earlier as provided herein, shall continue until the earliest to occur of (x) December 31, 2048 or (y) December 31st of the third consecutive year during which the sum of (i) the Aggregate Annual Obligation, plus (ii) if applicable, the GARE Payment, plus (iii) any Accrued Amounts has been less than $25,000,000, as converted into Euros in accordance with Section 2.6(d) (the “Termination Date”).

Section 3.2 Termination. This Agreement may be terminated prior to the Termination Date by mutual written agreement of the Parties (in which case, the date of such termination shall be the “Termination Date” for all other purposes under this Agreement).

Section 3.3 Effect of Termination.

(a) Upon the termination of this Agreement, no Party shall have any liability or further obligation to any other Party or any of such Party’s Affiliates under this Agreement; provided, however, that on February 15 of the calendar year following the Termination Date, the Claim Manager shall deliver to Payor a Prior Year Aggregate Loss Statement and:

(i) if there is a Deficiency Amount set forth in the Prior Year Aggregate Loss Statement, then such Deficiency Amount shall be due and payable;

(ii) any Accrued Amounts outstanding as of such date shall be due and payable;

(iii) any payments of such Deficiency Amount and any remaining Accrued Amount shall first be paid by reducing the amount of any Overage Amount and any remaining Overage Credit and then, if any such Overage Amount and Overage Credit has been reduced to zero, by payment of cash from Payor to Payee; and

(iv) if there is an Overage Amount set forth in the Prior Year Aggregate Loss Statement and/or any remaining Overage Credit following any payments contemplated by Section 3.3(a)(iii), Payee shall pay to Payor the sum of such Overage Amount, plus any such remaining Overage Credit.

Any payment made hereunder shall be made promptly following delivery of the Prior Year Aggregate Loss Statement and, in any event, within twenty (20) days thereof, in cash, by wire transfer of immediately available funds, to an account specified by the receiving Party in writing and the paying Party shall send a payment confirmation to the receiving Party by fax or e-mail.

(b) Notwithstanding any expiration or termination of this Agreement, Section 2.6, 2.15 and 2.16, this Section 3.3, and ARTICLE IV shall survive and remain in effect in accordance with their terms. Any termination of this Agreement shall be without prejudice to any other rights or remedies available under this Agreement or at Law.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Counterparts; Entire Agreement. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes. This Agreement, the Exhibits hereto and the Separation Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. For the avoidance of doubt, losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind in respect of Managing, investigating, defending, settling, compromising or resolving claims against any Ex-US TS Brake Subsidiary in any way related to or arising out of asbestos or asbestos-containing dust are subject to indemnification pursuant to the terms of the Separation Agreement.

Section 4.2 Representations and Warranties. Each Party, severally as to itself only, and not jointly or jointly and severally, hereby represents and warrants to each other Party hereto as of the date of this Agreement as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby;

(b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof;

(c) neither the execution, delivery or performance by each such Person of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a material violation or material breach of, or material default under, any provision of the organizational documents of such Party or (ii) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Party; and

(d) both (i) immediately after entering into this Agreement and (ii) upon the payment of the Estimated Initial US Bendix Obligation, Payor shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its businesses.

Section 4.3 Dispute Resolution. In the event that any Party, acting reasonably, forms the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good faith to resolve any such alleged breach within thirty (30) days of such notice (a “Dispute”). If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 4.3, then the Parties may seek to resolve such matter in accordance with Section 4.4 and Section 4.5.

Section 4.4 Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 4.4, Section 4.5 and Section 4.6 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 4.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 4.6 Court-Ordered Interim Relief. In accordance with Section 4.4 and Section 4.5, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 4.3, Section 4.4, or Section 4.5. Until such Dispute is resolved in accordance with Section 4.3 or final judgment is rendered in accordance with Section 4.4 and Section 4.5, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

Section 4.7 Assignability; Transfer.

(a) Except as set forth in Section 4.7(b), (c), (d) and (e), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party (consent to be provided in such Party’s sole discretion); provided that the Claim Manager may assign this Agreement to any Affiliate, in whole or in part, without the consent of any other Party hereto.

(b) Any Party may assign this Agreement without prior written consent if: (i) such assignment is pursuant to (a) a merger transaction in which the surviving entity acquires or assumes all, or substantially all, of such Party’s assets or (b) the sale of all, or substantially all, of such Party’s assets; and (ii) other than in respect of an assignment by Honeywell pursuant to clause (b)(i) above, (A) the assignee or successor-in-interest shall have corporate credit ratings assigned to it by Moody’s Corporation and S&P Global Inc. (or any respective successors thereof) of no less than BBB/Baa2, respectively; and (B) it shall not be reasonably foreseeable as of the date of such assignment that such assignee or successor-in-interest will be downgraded as a result of the contemplated transaction with Payor or otherwise. Notwithstanding the foregoing, in no event shall an assignment occur under this Section 4.7(b) unless the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment, assumption or succession to the non-assigning Party.

(c) In the event that Payor Group effects a separation of a substantial portion of its business into one or more entities (each a “Bendix Newco”), whether existing or newly-formed, including by way of a Separation Transaction, prior to such separation, Payor shall cause any such Bendix Newco to enter into an agreement with Payee that contains rights and obligations that are substantially similar to those set forth in this Agreement and under which Bendix Newco and Payor shall be jointly and severally responsible for the payment obligations set forth in this Agreement. For the avoidance of doubt, any sale of equity interests or assets for consideration is not subject to this Section 4.7(c). Notwithstanding the foregoing, Payor Group may not enter into any Separation Transaction unless Bendix Newco shall have corporate credit ratings assigned to it by Moody’s and S&P of no less than BBB/Baa2, respectively, and it shall not be reasonably foreseeable, as of the date of such Separation Transaction, that Bendix Newco will be downgraded.

(d) Notwithstanding the foregoing, Payee may assign this Agreement without the consent of any other Party hereto to Honeywell or any of its Subsidiaries and any such transferees or assignees shall thereafter be treated as “Payee” for all purposes under this Agreement.

(e) Notwithstanding the foregoing, Payor may assign this Agreement without the consent of any other Party hereto to New ASASCO, and New ASASCO shall assume all liability hereunder, in connection with the transactions contemplated by the Separation Agreement. Following such assignment and assumption, New ASASCO shall be treated as “Payor” for all purposes under this Agreement and Honeywell ASASCO Inc. shall be relieved of all liability hereunder.

(f) Notwithstanding the foregoing, any Person which becomes an assignee, successor or transferee to the Payee pursuant to this Section 4.7 shall accede to the Intercreditor Agreement (as defined in the Principal Credit Agreement) in its capacity as the “Honeywell Indemnitee” as defined thereunder. The lenders under the Principal Credit Agreement shall be third-party beneficiaries of this Section 4.7(f) and shall be entitled to enforce the provisions hereof directly against Payee and Payor.

(g) Any purported assignment in contravention of this Section 4.7 shall be void. Subject to this Section 4.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8 Third-Party Beneficiaries. Except (i) as set forth in Section 2.15(l), (ii) as set forth in Section 4.14 and (iii) as set forth in Section 4.7 (f), and (iv) for the payment rights under this Agreement of any Payee in her, his or its respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 4.9 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(a) if to Payor:

Honeywell ASASCO Inc. 115 Tabor Road

Morris Plains, NJ 07950 Attention: Su Ping Lu, President

Email:Suping.Lu@Honeywell.com

(b) if to Payee,

Honeywell ASASCO 2 Inc.

c/o Honeywell International Inc. 115 Tabor Road

Morris Plains, NJ 07950

Attention: Anne T. Madden, Senior Vice President, General Counsel and Corporate Secretary

Email:Anne.Madden@Honeywell.com

(c) if to the Claim Manager,

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attention: Anne T. Madden, Senior Vice President, General Counsel and Corporate Secretary

Email:Anne.Madden@Honeywell.com

(d) with a copy of any such notice sent to Payee, Payor or the Claim Manager (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Craig B. Brod

Kimberly R. Spoerri

Fax:       (212) 225-3999

Email:	cbrod@cgsh.com kspoerri@cgsh.com

and:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Scott A. Barshay

Steven J. Williams

Fax:        212-492-0040

Email: sbarshay@paulweiss.com
swilliams@paulweiss.com

and

McDermott, Will & Emery LLP 340 Madison Avenue

New York, NY 10173 Attention: Peter J. Sacripanti

Fax:        212-547-5444
Email: psacripanti@mwe.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given. Each Party agrees that nothing in this Agreement shall effect the other Parties’ right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 4.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 4.11 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Notwithstanding the foregoing, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party attorneys’ fees and other costs and expenses incurred in connection with any such action in addition to any other relief to which such Party may be entitled. For the avoidance of doubt, any such costs and expenses shall not be included in, or subject to, the Cap.

Section 4.12 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.13 Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 4.14 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided that no amendment resulting in the increase of the late payment fee set forth in Section 2.6(b) shall be effective without the written consent of the “Required Lenders” (as defined in the Principal Credit Agreement) under the Principal Credit Agreement. The lenders under the Principal Credit Agreement shall be third-party beneficiaries of this Section 4.14 and shall be entitled to enforce the provisions hereof directly against Payee and Payor.

Section 4.15 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Exhibit references are to the articles, sections and Exhibits of or to this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 4.14 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. All references to “$” or dollar amounts are to lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

* * * * *

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

HONEYWELL INTERNATIONAL INC.
By:	/s/ Richard Kent
Name: Richard Kent
Title: Vice President, Deputy General Counsel, Finance
and Assistant Secretary

HONEYWELL ASASCO INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: President

HONEYWELL ASASCO 2 INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: President

EXHIBIT L

ARTICLE I

As of the Distribution Date, the Parties agree to the rights and obligations set forth in the affirmative and negative covenants set forth in Article II and Article III hereof, in accordance with Section 2.10 of this Agreement.

SECTION 1.01.Defined Terms.

(a)Capitalized terms used in this Exhibit L and not otherwise defined herein have the meanings specified in the Current Credit Agreement (as in effect on the Distribution Date).

SECTION 1.02.Other Defined Terms. As used in this Exhibit L, the following terms have the meanings specified below:

“Agreed Indemnity Guaranty Principles” shall mean those principles set forth on Schedule 1.01 or as such principles may be supplemented or modified from time to time.

“Credit Default” shall mean “Event of Default” under and as defined in the Current Credit Agreement (as in effect on the Distribution Date).

“Debt-Related Guarantee” shall have the meaning of “Guarantee” set forth in the Current Credit Agreement (as in effect on the Distribution Date).

“Default” shall have the meaning set forth in this Agreement. “Guarantee” shall have the meaning set forth in this Agreement.

“Indemnity Guarantee Requirement” shall mean, at any time and, in the case of Non-U.S. Payor Group Loan Parties, subject to the Agreed Indemnity Guaranty Principles in all respects, the requirement that:

(a)the Payee shall have received from Payor, each other Payor Group Loan Party and each Payor Group Designated Subsidiary (i) a counterpart of the Guarantee to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Payor Group Loan Party or a Payor Group Designated Subsidiary after the Distribution Date, (A) if such Subsidiary is a U.S. Subsidiary, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit A thereto and other security documents reasonably requested by the Payee, in form and substance reasonably satisfactory to the Payee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person and (B) if such Subsidiary is a Non-U.S. Subsidiary, subject to the Agreed Indemnity Guaranty Principles, a supplement to the Guarantee and other local law security documents reasonably requested by Payee, in form and substance reasonably satisfactory to Payee (consistent with the Guarantee in effect on the Distribution Date), duly executed and delivered on behalf of such Person; provided that any such obligation arising under this definition (including paragraph (b) below) in respect of an entity organized or incorporated in Australia shall be subject to prior completion of any and all applicable steps and procedures required pursuant to the Australian Corporations Act in respect of the provision of financial assistance (where applicable), it being understood that such steps shall be completed no later than 90 days after the obligation has arisen for any such entity organized or incorporated in Australia to comply with the relevant Indemnity Guarantee Requirement; and

(b)except as otherwise provided for in the Guarantee, each Payor Group Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee to which it is a party, the performance of its obligations thereunder.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations of Payor, the Borrowers and the Payor Group Restricted Subsidiaries, taken as a whole, (b) the ability of the Payor Group Loan Parties (taken as a whole) to perform their material obligations to Payee under this Agreement or (c) the material rights of, or remedies available to, Payee under this Agreement or the Guarantee.

“Non-U.S. Payor Group Loan Parties” shall mean each Non-U.S. Loan Party that is a Subsidiary of Payor.

“Payor Group” shall have the meaning set forth in this Agreement.

“Payor Group Designated Subsidiary” shall mean any Designated Subsidiary that is a Subsidiary of Payor.

“Payor Group Loan Parties” shall mean each Loan Party that is a Subsidiary of Payor.

“Payor Group Non-Loan Parties” shall mean any member of Payor Group that is not a Loan Party.

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“Payor Group Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a subsidiary of Payor.

“Payor Restricted Group” shall mean Payor, the Borrowers and each Payor Group Restricted Subsidiary.

“Payor Group Unrestricted Subsidiaries” shall mean Unrestricted Subsidiaries that are Subsidiaries of Payor.

ARTICLE II

Affirmative Covenants

From and including the Distribution Date and until all payment obligations under the Agreement have terminated following the Termination Date, Payor covenants and agrees, and shall (except in the case of Sections 2.01 and 2.03 hereof) cause the Borrowers (limited to the Swiss Borrower with respect to Section 5.18) to covenant and agree with the Payee that:

SECTION 2.01.Financial Statements and Other Information. In the case of Payor, Payor will furnish to Payee the following:

(a)within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Payor gives Payee notice of any such extension), Holdings’s audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Payor gives Payee notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings and its consolidated Subsidiaries;

(c)concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Credit Default has occurred and is continuing and, if a Credit Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 3.12 and 3.13 hereof and (B) in the case of financial statements delivered under clause (a) above and, solely to the extent either of the Borrowers would be required to prepay the Term Loans pursuant to Section 2.11(d) of the Current Credit Agreement, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2019, of Excess Cash Flow, (iii) in the case of the delivery of financial statements under clause (a) above, stating whether the amounts directly or indirectly on-lent by the Lux Borrower (or any of its direct or indirect Subsidiaries (other than the Swiss Entities )) to the Swiss Entities (including the TLB Proceeds Loan) exceed the IFRS Equity Amount and (iv) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement) and (v) certifying that the representation in Section 3.19(i) of the Current Credit Agreement is true and correct in all material respects with respect to each Lux Intermediate Holdco.

(d)within 90 days after the end of each fiscal year of Holdings (or such longer period as permitted under Section 2.01(a) hereof), a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e)	[reserved];

(f)promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, any Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by Holdings to the holders of its Equity Interests generally, as applicable; and

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(g)promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 2.10 hereof and Section 2.16 of the Agreement, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, any Borrower or any Restricted Subsidiary, or compliance with the terms of the Current Credit Agreement, this Agreement, the Guarantee or any Loan Document, as Payee may reasonably request; provided that none of Payor, any Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Transportation Systems Group (as defined in this Agreement) or any of their respective customers and suppliers, (ii) in respect of which disclosure to Payor (or any of its representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by Holdings, any Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, Payor shall promptly notify Payee of such withholding of information and the basis therefor.

Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been provided to Payee or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by Payee.

SECTION 2.02.Notices of Material Events. Payor shall, and shall cause each Borrower and Payor Group Restricted Subsidiary to, furnish to Payee prompt written notice of the following:

(a)the occurrence of any Default or Credit Default;

(b)to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Payor, any Borrower or any Restricted Subsidiary, affecting Payor, any Borrower or any Payor Group Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect; and

(c)the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of Payor, Holdings or the Swiss Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 2.03.Information Regarding Payor Group Loan Parties. Payor will furnish to Payee prompt written notice of any change (i) in the legal name of any Payor Group Loan Party, as set forth in such Payor Group Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Payor Group Loan Party, (iii) in the form of organization of any Payor Group Loan Party or (iv) in any Payor Group Loan Party’s organizational identification number, if any.

SECTION 2.04.Existence; Conduct of Business. Payor will, and will cause each of the Payor Group Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 3.03 or (ii) Payor, each Borrower and each Payor Group Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary, as applicable.

SECTION 2.05.Payment of Taxes. Payor will, and will cause each Payor Group Restricted Subsidiary to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Payor or such Payor Group Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.06.Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, Payor will, and will cause each of the Payor Group Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.

SECTION 2.07.[Reserved]

SECTION 2.08.Swiss Tax. Any Payor Group Loan Party organized under the laws of Switzerland shall conduct its business in a manner such that it would not reasonably likely to result in the imposition of any withholding tax liability in respect of any payment to a Secured Party under a Loan Document or the Payee under the Indemnification Agreement or the Guarantee.

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SECTION 2.10.Books and Records; Inspection and Audit Rights. Each of Payor and the Borrowers will, and will cause each of the Payor Group Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Payor and the Borrowers will, and will cause each of the Payor Group Restricted Subsidiaries to, permit any representatives designated by Payee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of a Default; provided, that none of Payor, any Borrower or any Payor Group Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non- financial proprietary information, (ii) in respect of which disclosure to Payee (or its representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 2.11.Compliance with Laws. Each of Payor and the Borrowers will, and will take reasonable action to cause each of the Payor Group Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.12.Use of Proceeds; Letters of Credit. (a) The proceeds of the Term Loans, together with the proceeds of the Senior Subordinated Notes and cash on hand, will be used solely for (i) the payment of fees and expenses payable in connection with the Transactions, (ii) the Effective Date Repayment and the Post-Effective Date Repayment and (iii) general corporate purposes. On the Effective Date, the proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Restricted Group (including payments under this Agreement) in an amount not to exceed €45,000,000. Thereafter, the proceeds of the Revolving Loans, as well as the proceeds of any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment) will be used for working capital and other general corporate purposes, including acquisitions permitted by this Agreement, of Holdings, the Borrowers and the Restricted Subsidiaries. Letters of Credit will be used by Payor, the Borrowers and the Payor Group Restricted Subsidiaries for general corporate purposes.

(b)The Borrowers will not request any Borrowing or Letter of Credit, and each of Payor and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by Payor, the Borrowers or any of their respective Subsidiaries; (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. This Section 2.12(b) is subject to Section 8.07 of the Current Credit Agreement.

SECTION 2.13.[Reserved].

SECTION 2.14.[Reserved].

SECTION 2.15.[Reserved].

SECTION 2.16.Post-Effective Date Matters. On or prior to the 120th day after the Distribution Date (or such longer period as Payee may, in its reasonable discretion, agree to in writing (such agreement not to be unreasonably withheld or delayed)), Payor shall cause each of its Subsidiaries (other than any Excluded Subsidiary) that is organized in Australia, Ireland, Italy, Japan, Mexico and Slovakia to satisfy the Indemnity Guarantee Requirement to the extent any such Subsidiary has not already satisfied the Indemnity Guarantee Requirement. Until the expiration of such 120 day period (or such longer period as agreed by Payee), each such Payor Group Restricted Subsidiary who is party to the Guarantee shall be treated as a Payor Group Loan Party for the purposes of Article III of this Exhibit L (and, to the extent such Subsidiary is not in compliance with the Indemnity Guarantee Requirement upon the expiration of such period, such Subsidiary shall cease to be treated as a Payor Group Loan Party).

SECTION 2.17.[Reserved].

SECTION 2.18.Designation of Subsidiaries. Payor may at any time designate any Payor Group Restricted Subsidiary as a Payor Group Unrestricted Subsidiary or any Payor Group Unrestricted Subsidiary as a Payor Group Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Credit Default shall have occurred and be continuing or would result from such designation, (b) immediately after giving effect to such designation, the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of Holdings, is less than 3.25 to 1.00, and the Swiss Borrower shall have delivered to Payee a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance with this clause (b) and (c) no Subsidiary may be designated as a Payor Group Unrestricted Subsidiary if it is (i) a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Senior Subordinated Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations or (ii) an Intermediate Holdco or a Borrower. The designation of any Subsidiary as a Payor Group Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 3.04(u) at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Payor Group Unrestricted Subsidiary as a Payor Group Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of any Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

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SECTION 2.19.Non-Bank Rules. The Swiss Borrower shall ensure that it is in compliance with the Non-Bank Rules, provided that the Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank or (b) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 2.19, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders) and it will be assumed that the Lenders are in compliance with the assignment provisions in Section 9.04(b) of the Current Credit Agreement (as in effect on the Distribution Date).

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ARTICLE III

Negative Covenants

Until all payment obligations under the Agreement have terminated following the Termination Date:

SECTION 3.01.Indebtedness; Certain Equity Securities. (a) Neither Payor no any of the Borrowers will, nor will Payor or any Borrower permit any of the Payor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness created under the Current Credit Agreement and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23 of the Current Credit Agreement (as set forth on the date hereof));

(ii)(A) the Senior Subordinated Notes and (B) subject to the last paragraph of this Section 3.01, Refinancing Indebtedness in respect of the Senior Subordinated Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Subordinated Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Subordinated Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence pursuant to this Section 3.01(a) notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Subordinated Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof;

(iii)Indebtedness (and Debt-Related Guarantees thereof) existing on the Effective Date and to the extent having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate, set forth in Schedule 6.01 of the Current Credit Agreement (except for intercompany Indebtedness), any Refinancing Indebtedness in respect thereof and any intercompany Indebtedness existing on the Effective Date arising out of, or in connection with, the Transactions (including the Post-Effective Date Repayment);

(iv)Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings, any Borrower or any other Restricted Subsidiary so long as (A) such Indebtedness of any Subsidiary that is not a Loan Party to Holdings, any Borrower or any other Loan Party shall be permitted under Section 3.04(f) and (B) such Indebtedness of any Borrower or any other Loan Party owing to any Restricted Subsidiary (other than intercompany loans made by any Swiss Entity to any entity that is not a Subsidiary of such Swiss Entity) shall be subordinated in right of payment to the Obligations, subject to the Agreed Guaranty and Security Principles, on the terms set forth in the Global Intercompany Note (or any other agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent) and the Intercreditor Agreement as Intra-Group Indebtedness (as defined in the Intercreditor Agreement); provided that Restricted Subsidiaries that are not Loan Parties shall not be required to become party to the Intercreditor Agreement or the Global Intercompany Note, in each case, until the 120th day after the Effective Date (or such longer period as agreed by the Administrative Agent, acting reasonably);

(v)Debt-Related Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings, any Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section 3.01), subject to the last paragraph of this Section 3.01(a); provided that

(A) the Indebtedness so guaranteed is permitted by this Section, (B) Debt-Related Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 3.04, and (C) Debt-Related Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations pursuant to the terms set out in the Intercreditor Agreement and (D) none of the Senior Subordinated Notes shall be guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi)(A) Indebtedness of any member of the Payor Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of Payor Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with any sale and leaseback transaction incurred pursuant to Section 3.06, outstanding under this clause (vi) at any time shall not exceed the greater of (x) €45,000,000 and (y) 2.50% of Consolidated Total Assets.

(vii)(A) Indebtedness of any Person that becomes a Payor Group Restricted Subsidiary (or of any Person not previously a Payor Group Restricted Subsidiary that is merged or consolidated with or into a Payor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date, or Indebtedness of any Person that is assumed by Payor or any such Payor Group Restricted Subsidiary in connection with an acquisition of assets by Payor or such Payor Group Restricted Subsidiary in an acquisition permitted by Section 3.04; provided that such Indebtedness exists at the time such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Payor Group Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed, as applicable, pursuant to clause

(A)above;

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(viii)other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, the greater of (x) €130,000,000 and (y) 7.00% of Consolidated Total Assets, subject to the last paragraph of this Section 3.01,

(ix)Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (ix) shall not exceed, at the time of incurrence thereof, the greater of (x) €85,000,000 and (y) 4.50% of Consolidated Total Assets in the aggregate;

(x)Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xi)Indebtedness in respect of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements );

(xii)Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided with respect to any such Indebtedness that constitutes Secured Cash Management Obligations and is incurred in reliance on this clause (xii) by Payor Group Restricted Subsidiaries that are not Loan Parties, at the time such Indebtedness is incurred and after giving effect thereto, the Non-Guarantor Debt and Investment Basket shall not be exceeded;

(xiii)Indebtedness in the form of deferred compensation (including payment obligations under this Agreement, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv)Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23 of the Current Credit Agreement (as in effect on the Distribution Date), subject to the last paragraph of this Section 3.01;

(xv)Alternative Incremental Facility Debt, subject to the last paragraph of this Section 3.01, provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 of the Current Credit Agreement (as in effect on the Distribution Date);

(xvi)Indebtedness representing deferred compensation to directors, officers, consultants or employees of Holdings, the Borrowers and Restricted Subsidiaries incurred in the ordinary course of business;

(xvii)Indebtedness consisting of promissory notes issued by any Payor Group Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 3.08;

(xviii)	[Reserved];

(xix)Indebtedness of Payor Group Restricted Subsidiaries that are not Payor Group Loan Parties under bilateral local law credit and other working capital facilities; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded (without duplication of any Cash Management Financing Facilities); provided, further that any such Indebtedness secured by a Letter of Credit issued under the Current Credit Agreement in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 3.01(a)(xix) (including the Non-Guarantor Debt and Investment Basket);

(xx)subject to the last paragraph of this Section 3.01, other Indebtedness of Payor or any of the Payor Group Restricted Subsidiaries so long as (A) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral, the Consolidated Senior Secured Leverage Ratio does not exceed 1.75 to 1.00 and (2) in the case of any Indebtedness that is unsecured, (x) the Consolidated Total Leverage Ratio is no greater than 0.50:1.00 less than the applicable maximum Consolidated Total Leverage Ratio set forth in Section 3.12 and (y) the Consolidated Interest Coverage Ratio is greater than or equal to 2.75 to 1.00, (B) the incurrence of Indebtedness pursuant to this clause (xx) by a Payor Group Restricted Subsidiary that is not a Loan Party shall not cause the Non-Guarantor Debt and Investment Basket to be exceeded (after giving effect thereto on a Pro Forma Basis), (C) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the Loans, (D) no Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Swiss Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date) and (E) such Indebtedness has terms and conditions that in the good faith determination of the Swiss Borrower are no less favorable to the Swiss Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole);

(xxi)	Indebtedness constituting Cash Management Obligations;

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(xxii)	Indebtedness constituting Secured Hedging Obligations;

(xxiii)Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv)	[reserved];

(xxv)Indebtedness incurred by Payor or a Payor Group Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xxvi)Indebtedness incurred by Payor, any Borrower or any of the Payor Group Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii)(x) Indebtedness in respect of obligations of any Borrower, Payor or any Payor Group Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of any Borrower, Payor or any Payor Group Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxviii)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Distribution Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxix)(x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Borrower and any Restricted Subsidiary;

(xxx)Indebtedness or guarantees arising from or in connection with any cross guarantee entered into pursuant to Part 2M of the Australian Corporations Act or any equivalent provision from time to time; and

(xxxi)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(b)For purposes of determining compliance with this Section 3.01, in the event that an item of Indebtedness at any time, whether at the time of Incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 3.01(a), Payor, any Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that Indebtedness incurred hereunder shall only be classified as incurred under Section 3.01(a)(i) and the Senior Subordinated Notes shall only be classified as incurred under Section 3.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Debt-Related Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c)For purposes of determining compliance with any Euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrowers’ election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

(d)For purposes of this Section 3.01 (including in respect of ratio-based baskets), notes or loans incurred by LuxCo 1 shall be deemed unsecured if they are secured only by the HY Proceeds Loan and the Equity Interests in LuxCo 2 held by LuxCo 1.

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SECTION 3.02.Liens. (a) Neither Payor nor any Borrower will, nor will Payor or any Borrower permit any of the Payor Group Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i)Liens created under the Loan Documents;

(ii)	Permitted Encumbrances;

(iii)any Lien on any asset of Payor, any Borrower or any Payor Group Restricted Subsidiary existing on the Effective Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate as set forth in Schedule 6.02 of the Current Credit Agreement; provided that (A) such Lien shall not apply to any other asset of Payor, any Borrower or any Payor Group Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv)any Lien existing on any asset prior to the acquisition thereof by Payor, any Borrower or any Payor Group Restricted Subsidiary or existing on any asset of any Person that becomes a Payor Group Restricted Subsidiary (or of any Person not previously a Payor Group Restricted Subsidiary that is merged or consolidated with or into a Payor Group Restricted Subsidiary in a transaction permitted hereunder) after the Distribution Date prior to the time such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Payor Group Restricted Subsidiary (or such merger or consolidation), (B)such Lien shall not apply to any other asset of Payor, any Borrower or any Payor Group Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Payor Group Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 3.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v)Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by Payor, any Borrower or any Payor Group Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 3.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 3.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 3.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 3.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of Payor, any Borrower or any Payor Group Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi)customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 3.05;

(vii)any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Payor Group Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii)Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by Payor, any Borrower or any Payor Group Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(ix)Liens on Collateral securing any Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt;

(x)Liens granted by a member of Payor Group that is not a Loan Party in respect of Indebtedness permitted to be incurred by such member under Section 3.01;

(xi)Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) €130,000,000 and (y) 7.00% of Consolidated Total Assets;

(xii)Liens securing Indebtedness incurred as secured Indebtedness under Section 3.01(a)(xv) or 3.01(a)(xx);

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(xiii)Liens on HY Proceeds Loan and Equity Interests in LuxCo 2 held by LuxCo 1 securing the Senior Subordinated Notes, any Additional Senior Subordinated Notes or any Refinancing Indebtedness of Senior Subordinated Notes or any Additional Senior Subordinated Notes;

(xiv)Liens that are deemed security interests under the Australian PPSA that do not, in substance, secure payment or performance of an obligation;

(xv)Liens on property or other assets of any Payor Group Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Payor Group Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 3.01(a);

(xvi)Liens on the Collateral securing Secured Cash Management Obligations and Secured Hedging Obligations;

(xvii)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xviii)Liens on Equity Interests of any joint venture or Payor Group Unrestricted Subsidiary (a) securing obligations of such joint venture or Payor Group Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xix)Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Effective Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and

(xx)any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by the Current Credit Agreement;

provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 3.02. For purposes of determining compliance with this Section 3.02, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section 3.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof (other than ratio-based baskets, if any), Payor, the Borrowers and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.03.Fundamental Changes. (a) Neither Payor nor any Borrower will, nor will they permit any of their Restricted Subsidiaries (including, without limitation, any Intermediate Holdco) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide, or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that, if at the time thereof and immediately after giving effect thereto no Default or Credit Default shall have occurred and be continuing:

(i)any Restricted Subsidiary may merge into or consolidate with (A) any Borrower so long as such Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) any Restricted Subsidiary that is an Intermediate Holdco so long as the continuing or surviving Person is also an Intermediate Holdco and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under Section 3.04; provided, that, after giving effect to any such activities under this Section 3.03(a)(i), the Payor Group Loan Parties are in compliance with the Indemnity Guarantee Requirement;

(ii)	[reserved];

(iii)any Payor Group Restricted Subsidiary that is neither an Intermediate Holdco nor a Borrower may liquidate or dissolve if Payor or the Swiss Borrower determines in good faith that such liquidation or dissolution is in the best interests of the business of the Payor Restricted Group and is not materially disadvantageous to Payee; provided that any such merger or consolidation involving a Person that is not a wholly owned Payor Group Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 3.04;

(iv)any Payor Group Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 3.04 or a disposition permitted pursuant to Section 3.05; and

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(v)	[Reserved].

(b)The Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type to be conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries as described in the Form 10 if as a result thereof the business conducted by the Borrowers, Payor and the Restricted Subsidiaries, taken as a whole, would be substantially different from the business conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by the Borrowers, Payor and the Payor Group Restricted Subsidiaries, taken as a whole, on the Distribution Date or reasonable extensions thereof shall be permitted hereunder.

SECTION 3.04.Investments, Loans, Advances, Guarantees and Acquisitions. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, make any Investment, except:

(a)Permitted Investments and cash;

(b)investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Payor Group Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrowers would be in compliance with Section 3.12 and Section 3.13; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Payor Group Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Payor Group Restricted Subsidiaries that do not become Loan Parties outstanding under this clause (b) at any time shall not exceed the greater of (i) €100,000,000 and (ii) 5.50% of Consolidated Total Assets (provided, that to the extent such Payor Group Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);

(c)	[reserved];

(d)Investments existing on the Effective Date and to the extent having a principal amount in excess of €5,000,000 individually or €10,000,000 in the aggregate (other than with respect to intercompany Investments) set forth on Schedule 6.04 of the Current Credit Agreement and any modification, replacement, renewal, reinvestment or extension thereof;

(e)Investments by Payor in the Borrowers and by Payor, the Borrowers and the Payor Group Restricted Subsidiaries in Equity Interests of their respective Subsidiaries; provided that the making of any Investment by any Payor Group Loan Party in any Payor Group Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Debt and Investment Basket to be exceeded, provided that if any such investment under this Section 3.04(e) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this Section 3.04(e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u);

(f)loans or advances made by Holdings or any Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced, on and after the Distribution Date, by the Global Intercompany Note or other promissory notes reasonably acceptable to Payee and (ii) the outstanding amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non- Guarantor Debt and Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Debt and Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under Section 3.04(u), the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under Section 3.04(u), provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (ii) and the Non-Guarantor Debt and Investment Basket, shall be reduced euro-for-euro (or other applicable currency) by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;

(g)Debt-Related Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 3.01 and in respect of other obligations not otherwise contemplated by this Section 3.04, in each case of Holdings, any Borrower or any Restricted Subsidiary; provided that any such Debt-Related Guarantees of Indebtedness and such other obligations, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party shall not, at the time any such Debt-Related Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Debt and Investment Basket to be exceeded;

(h)loans or advances to directors, officers, consultants or employees of Holdings, any Borrower or any Restricted Subsidiary made in the ordinary course of business of Holdings, such Borrower or such Restricted Subsidiary, as applicable, not exceeding €10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, any Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

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(j)investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k)investments in the form of Hedging Agreements permitted by Section 3.07 (including any Back to Back Arrangements);

(l)investments of any Person existing at the time such Person becomes a Payor Group Restricted Subsidiary or consolidates or merges with any Borrower or any Payor Group Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Payor Group Restricted Subsidiary or of such consolidation or merger;

(m)investments resulting from pledges or deposits described in clause (c) or
(d) of the definition of the term “Permitted Encumbrance”;

(n)investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 3.05;

(o)investments that result solely from the receipt by Payor, any Borrower or any Payor Group Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p)receivables or other trade payables owing to Payor, a Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Payor, any Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q)mergers and consolidations permitted under Section 3.03 that do not involve any Person other than Holdings, the Borrowers and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r)Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by Holdings or any Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of any Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this Section 3.04(r), and after giving effect thereto, such obligations shall not cause the Non- Guarantor Debt and Investment Basket to be exceeded;

(s)Debt-Related Guarantees by Payor, any Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)[reserved]; and

(u)other Investments by Payor, any Borrower or any Payor Restricted Subsidiary (and loans and advances by Payor) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this Section 3.04(u) at any time in an aggregate amount not exceeding the sum of (i) (x) the greater of €85,000,000 and (y) 4.50% of Consolidated Total Assets plus (ii) so long as no Credit Default has occurred and is continuing or would result therefrom, the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made);

(v)Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed €10,000,000;

(w)Investments on or prior to the Effective Date in connection with the Transactions (or, if after the Effective Date, as reflected in the Tax Steps Plan);

(x)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z)non-cash Investments in connection with tax planning and reorganization activities;

(aa)customary Investments in connection with Permitted Receivables Facilities;

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(bb)Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of €25,000,000 and 1.50% of Consolidated Total Assets;

(cc)Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business; and

(dd)to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Borrower and any Restricted Subsidiary.

For purposes of this Section 3.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section 3.04 (other than ratio-based baskets, if any), Payor, the Borrowers and the Payor Group Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.05.Asset Sales. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of €20,000,000 or less), including any Equity Interest owned by it, nor will Payor or any Borrower permit any Payor Group Restricted Subsidiary to issue any additional Equity Interest in such Payor Group Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to Payor, a Borrower or another Payor Group Restricted Subsidiary), except:

(a)sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or useful in the conduct of the business of Payor, the applicable Borrower and the Payor Group Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b)sales, transfers, leases and other dispositions to Payor, a Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Section 3.04 and Section 3.09;

(c)sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors or other third parties);

(d)(i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 3.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Payor Group Restricted Subsidiary, unless all Equity Interests in such Payor Group Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Payor Group Restricted Subsidiary by Payor, a Borrower or a Payor Group Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 3.04(e) or Section 3.04(u);

(e)leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(f)non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(g)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of Payor, any Borrower or any Payor Group Restricted Subsidiary;

(h)dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i)	dispositions permitted by Section 3.08;

(j)dispositions set forth on Schedule 6.05 of the Current Credit Agreement (as in effect on the Distribution Date);

(k)sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this Section 3.04(k) shall not exceed (A) in any fiscal year, 15% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (B) 40% of Consolidated Total Assets as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom;

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(l)sales, transfers or other dispositions of accounts receivable in connection with Permitted Receivables Facilities;

(m)	[reserved];

(n)sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 3.04, which assets are not used or useful to the core or principal business of the Swiss Borrower and the Payor Group Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 3.04; and

(o)sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 3.05(a)(iii), (a)(iv) and (b)) for a purchase price in excess of €25,000,000 shall be made for fair value (as determined in good faith by the Swiss Borrower), and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (d), (g) or (h)) since the Effective Date, on a cumulative basis, is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on Payor, such Borrower’s or such Payor Group Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Payor, such Borrower or such Payor Group Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which Payor, the Borrowers and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by Payor, such Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of €45,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 3.06.Sale and Leaseback Transactions. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Payor, any Borrower or any Payor Group Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after Payor, such Borrower or such Payor Group Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 3.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 3.02(a)(v).

SECTION 3.07.Hedging Agreements. Neither Payor nor any Borrower shall, nor shall they permit any Payor Group Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements (including any Back to Back Arrangements) entered into in the ordinary course of business and not for speculative purposes.

SECTION 3.08.Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Payor nor any Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)Payor and/or any Payor Group Restricted Subsidiary may make the Effective Date Repayment and the Post-Effective Date Repayment;

(ii)any Borrower and any Payor Group Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii)	Payor may make payments pursuant to and as required under this Agreement;

(iv)Payor may declare and pay dividends with respect to its Equity Interests payable solely in shares of Equity Interests permitted hereunder;

(v)	Payor may make Restricted Payments, not exceeding the greater of (A)

€25,000,000 and (B) 1.50% of Consolidated Total Assets (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to €50,000,000 in any fiscal year under this clause (v)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’s board of directors for directors, officers, consultants or employees of Holdings, the Borrowers and the Restricted Subsidiaries;

(vi)	[reserved];

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(vii)	[reserved];
(viii)	[reserved];
(ix)	[reserved];
(x)	[reserved];

(xi)Payor’s Subsidiaries may pay dividends to Payor concurrently with Payor’s payment of dividends pursuant to Section 3.08(a)(xii);

(xii)Payor may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the sum of (A) €85,000,000 plus (B) the Available Amount at such time; provided that Payor may only make Restricted Payments under this clause (xii) if (w) no Event of Default has occurred and is continuing (or would result therefrom), (x) after giving effect thereto on a Pro Forma Basis, Payor would be in compliance with Section 3.12 and Section 3.13, (y) there is no outstanding payment obligation under this Agreement unless such Restricted Payment under this clause (xii) will be applied to satisfy all or a portion of such outstanding payment obligation and (z) €42,500,000 of such Restricted Payments made under clause (A) of this Section 3.08 are used only for payments of Accrued Amounts;

(xiii)for any taxable period for which (A) Payor, any Borrower and/or any Subsidiaries of Payor are members of a consolidated, combined or similar income tax group for

U.S. federal and/or applicable state, local or non-U.S. income or corporation Tax purposes of which a direct or indirect parent of Payor is the common parent (a “Tax Group”) or (B) the assets, income, profits or operations of Payor and/or any of its Subsidiaries are otherwise reflected on any tax return of any direct or indirect parent of Payor (a “Tax Inclusion”), Restricted Payments may be made in an amount not in excess of (A) in the case of a Tax Group, the U.S. federal, state, local or non-U.S. income Taxes that Payor, the applicable Borrower and/or applicable Subsidiaries of Payor would have paid had Payor, such Borrower and/or such Subsidiaries of Payor been a stand-alone taxpayer (or a stand-alone group) or (B) in the case of a Tax Inclusion, the portion of any Taxes on any such tax return for such taxable period that is attributable to the assets, income, profits or operations of Payor, the applicable Borrower and/or Payor’s applicable Subsidiaries, net of any credits for any foreign Taxes allocable to such Tax Inclusion, calculated as if such parent had claimed such credits to the full extent permissible; provided that Restricted Payments in respect of a Payor Group Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Payor Group Unrestricted Subsidiary to Payor, such Borrower or any of Payor’s Subsidiaries for such purpose;

(xiv)(i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by Payor, any Borrower or any Payor Group Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of Holdings, any Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(xv)Payor may make payments pursuant to and required under the Tax Matters Agreement.

(b)Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, the Senior Subordinated Notes and any subordinated obligations owed to Payor or any Payor Group Restricted Subsidiary):

(i)payments of Indebtedness under the Credit Agreement or any other Loan Document;

(ii)regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii)refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 3.01;

(iv)payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) €65,000,000 and (y) 3.50% of Consolidated Total Assets plus (B) the Available Amount at such time; provided that the Borrowers may only use the Available Amount under this clause (iv) if (x) no Credit Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrowers would be in compliance with Section 3.12 and Section 3.13; and

(v)prepayments of subordinated obligations owed to the Borrowers or any Payor Group Restricted Subsidiary or any Refinancing Indebtedness with the proceeds of other subordinated Indebtedness.

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For purposes of this Section 3.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 3.08, Payor, the Borrowers and the Payor Group Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 3.09.Transactions with Affiliates. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of €25,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to Payor, such Borrower or such Payor Group Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 3.08 and investments, loans and advances to Restricted Subsidiaries permitted under Section 3.04 and any other transaction involving Payor, the Borrowers and Restricted Subsidiaries permitted under Section 3.03 to the extent such transaction is between Payor, a Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 3.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of Holdings, any Borrower or any Restricted Subsidiary who are not employees of Holdings, any Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrowers or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Swiss Borrower’s board of directors; (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, any Borrower or any Restricted Subsidiary and any employee thereof and approved by the Swiss Borrower’s board of directors; and (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements.

SECTION 3.10.Restrictive Agreements. Neither Payor nor any Borrower will, nor will they permit any Payor Group Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Payor Group Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to any Borrower or any Restricted Subsidiary, to guarantee Indebtedness of any Borrower or any Restricted Subsidiary, to transfer any of its properties or assets to any Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law, this Agreement, any Spin-Off Document, the Current Credit Agreement, any other Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Senior Subordinated Notes Documents as in effect on the Effective Date or any agreement or document evidencing Refinancing Term Loan Indebtedness in respect of the Senior Subordinated Notes Documents permitted under clause (ii) of Section 3.01(a), (C) in the case of any Payor Group Restricted Subsidiary that is not a wholly owned Payor Group Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Payor Group Restricted Subsidiary and to the Equity Interests of such Payor Group Restricted Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Payor Group Restricted Subsidiary or any assets of Payor, any Borrower or any Payor Group Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Payor Group Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 to the Current Credit Agreement (as in effect on the Distribution Date) (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Payor Group Restricted Subsidiary in existence at the time such Payor Group Restricted Subsidiary became a Payor Group Restricted Subsidiary and otherwise permitted by clause (vii) of Section 3.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) of Section 3.01(a), in each case if such restrictions and conditions apply only to such Payor Group Restricted Subsidiary and its subsidiaries, (G) restrictions and conditions imposed by this Agreement or the Guarantee, (H) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (I) any encumbrance or restriction under documentation governing other Indebtedness of Holdings, any Borrower and any Payor Group Restricted Subsidiaries permitted to be incurred pursuant to Section 3.01, provided that such encumbrances or restrictions will not materially impair Payor’s ability to make payments pursuant to this Agreement or the Borrower’s ability to make principal and interest payments pursuant to the Credit Agreement, (J) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of intellectual property) restricting the assignment thereof, (K) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness, (L) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances); (M) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (N) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Payor, any Borrower or any Payor Group Restricted Subsidiary and (O) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Payor has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Payor and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 3.01(a)(vi) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

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SECTION 3.11.	Amendment of Material Documents, Etc.

(a)Payor will not, nor will Payor permit any of the Payor Group Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to Payee without the consent of Payee.

SECTION 3.12.Consolidated Interest Coverage Ratio. Payor will not, and will cause its Subsidiaries not to, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.

SECTION 3.13.Consolidated Total Leverage Ratio. Payor will not, and will cause its Subsidiaries not to, permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
September 30, 2018	4.25 to 1.00
December 31, 2018	4.25 to 1.00
March 31, 2019	4.25 to 1.00
June 30, 2019	4.25 to 1.00
September 30, 2019	4.00 to 1.00
December 31, 2019	4.00 to 1.00
March 31, 2020	4.00 to 1.00
June 30, 2020	4.00 to 1.00
September 30, 2020	3.75 to 1.00
December 31, 2020	3.75 to 1.00
March 31, 2021	3.75 to 1.00
June 30, 202	3.75 to 1.00
September 30, 2021 and thereafter	3.50 to 1.00

SECTION 3.14.Changes in Fiscal Periods. If Holdings changes its fiscal year, Payor and Payee will make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 3.15.[Reserved].

SECTION 3.16.Limitation on Activities. Notwithstanding anything contained in this Agreement:

(a)Neither Payor nor any other Intermediate Holdco shall own or acquire any assets or property or engage in any business activity, other than (i) the ownership of Equity Interests in accordance with paragraph (b) below, (ii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries,

(iii) activities directly relating to the offering, sale, issuance, incurrence and servicing, purchase, redemption, amendment, exchange, refinancing or retirement of the Obligations, the Senior Subordinated Notes or the Proceeds Loans, (iv) activities undertaken with the purpose of fulfilling any of its other obligations under this Agreement, the Guarantee, the Loan Documents, the Senior Unsecured Notes Documents or the Proceeds Loans Documents, the Hedging Agreements and the Spin-Off Documents, in each case to which it is a party, (v) activities directly related or reasonably incidental to the establishment and/or maintenance of its corporate existence, including the ability to incur fees, costs and expenses relating to such establishment and maintenance and the acquisition, holding or disposition of assets permitted to be held by it under this Agreement or its function as a holding company, (vi) the receipt of any Restricted Payments to the extent permitted by Section 3.08 and the making of Restricted Payments to the extent permitted by Section 3.08, (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and members of the board of directors (or similar governing body), (ix) activities incidental to the consummation of the Transactions, (x) the creation, incurrence, assumption or existence of any Indebtedness or other liabilities in accordance with paragraph (b) below, and (xi) activities reasonably incidental to the businesses or activities described in clauses (i) through (x) of this paragraph;

(b)(i) Payor and each of the following Intermediate Holdco may only own the following Equity Interests: (A) in the case of Payor, Equity Interests of any Intermediate Holdco (other than, for the avoidance of doubt, Luxco 2 or the Lux Borrower), (B) in the case of U.S. HoldCo 1, Equity Interests of any Subsidiary, (B) in the case of LuxCo 1, Equity Interests of LuxCo 2, (C) in the case of LuxCo 2, Equity Interests of the Lux Borrower and (D) in the case of Payor, Equity Interests of any Subsidiary, (ii) the only Indebtedness pursuant to which Payor or an Intermediate Holdco may be a creditor must be permitted under the Current Credit Agreement, this Agreement and subordinated to the Obligations and (iii) neither Payor nor any other Intermediate Holdco shall grant any Liens over any of its assets other than to secure the Obligations or to facilitate the making of the Proceeds Loans or to secure Intra-Group Indebtedness; and

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(c)(i) Payor shall not merge, consolidate, amalgamate or otherwise combine with or into another Person unless otherwise permitted under Section 3.03 and Section 4.7 of this Agreement; (ii) neither any Lux Intermediate HoldCo nor U.S. HoldCo 1 shall merge, consolidate, amalgamate or otherwise combine with or into another Person; (iii) no Non-Lux Intermediate Holdco (other than U.S. HoldCo 1) shall merge, consolidate, amalgamate or otherwise combine with or into another Person unless the surviving or continuing Person at the time of such merger, consolidation, amalgamation or combination with an Intermediate Holdco (other than U.S. HoldCo 1) is organized under the laws of the same jurisdiction of such Intermediate Holdco (or if such Intermediate Holdco is a U.S. Subsidiary, the laws of the United States of America, any State thereof or the District of Columbia), and (iv) no Intermediate Holdco shall sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any Person or group of Persons except to another Intermediate Holdco with whom it would have merged into pursuant to the foregoing clauses of this Section 3.16(c).

SECTION 3.17.Intragroup Transactions. In any Fiscal Quarter (as defined in this Agreement), unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments (as defined in this Agreement), 4Q Payments (as defined in this Agreement), Cash True-Up Payments (as defined in this Agreement) and Accrued Amounts (as defined in this Agreement) have been paid in full, other than in the Ordinary Course of Business or transactions with a maximum aggregate consideration not to exceed €5,000,000, neither Payor nor its subsidiaries (the “US HoldCo Group”) shall assume or enter into any intercompany transactions resulting directly or indirectly in the payment of any amount by a member of the U.S. HoldCo Group to any of Holdings or its Subsidiaries that are not part of the U.S. HoldCo Group; provided that this Section 3.17 shall not prohibit the making of Restricted Payments permitted pursuant to Section 3.08.

SECTION 3.18.IFRS Equity Amount. The Lux Borrower shall not permit, as of the end of each fiscal year, the aggregate amount directly or indirectly on-lent by the Lux Borrower (for any of its direct or indirect Subsidiaries (other than any Swiss Entity)) to the Swiss Borrower (and its direct or indirect Subsidiaries, where such direct or indirect Subsidiaries are organized under the laws of Switzerland or, if different, are considered to be tax resident in Switzerland for Swiss Withholding Tax purposes (“Verrechnungssteuer”)) (collectively, the “Swiss Entities” and individually, a “Swiss Entity”) (including the TLB Proceeds Loan) and outstanding at such fiscal year-end to exceed the IFRS Equity Amount at such fiscal year-end, it being understood and agreed that such on-lending during the year may exceed such IFRS Equity Amount so long as such practice does not violate the abuse of law principle according to the practice of the Swiss Federal Tax Administration.

Notwithstanding anything to the contrary set forth in this Agreement, the Current Credit Agreement or any other Loan Document, no provision of this Agreement, the Current Credit Agreement or any other Loan Document shall prevent or restrict the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article III) or any other Loan Document).

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SCHEDULE 1.01

AGREED INDEMNITY GUARANTY PRINCIPLES

1.	GENERAL PRINCIPLES
1.1

The guarantee to be provided by any Payor Group Loan Party not organized in a U.S. jurisdiction or over assets located outside of a U.S. jurisdiction will be given in accordance with certain principles (these “Agreed Indemnity Guaranty Principles”) set forth in this schedule. This schedule addresses the manner in which these Agreed Indemnity Guaranty Principles will impact on the guaranties required to be given in relation to the Agreement.

1.2

These Agreed Indemnity Guaranty Principles embody recognition by all parties to the Agreement that there may be certain legal and practical difficulties in obtaining effective guaranties from the Payor Group in jurisdictions in which they are organized or conduct business. In particular:

(a)

general applicable law and statutory limitations, regulatory restrictions, financial assistance, capital maintenance, corporate benefit, financial assistance, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalization”, “earnings stripping”, “controlled foreign corporation” and other corporate law or tax restrictions or costs, retention of title claims, “capital maintenance” and “liquidity impairment” laws or regulations (or analogous restrictions), exchange control restrictions and similar principles may limit or delay the ability of a member of the Payor Group to provide a guaranty or may require that the guaranty be limited by an amount or otherwise, and if so, the guaranty will be limited or delayed accordingly;

(b)

the maximum guarantied amount may be limited as agreed by the Payee and the applicable members of the Payor Group in order to minimize stamp duty, notarization, registration or other applicable fees, Taxes and duties on any member of the Payor Group, taking into account the amount of such limit as compared to the fees, Taxes or duties saved;

(c)	[Reserved];
(d)

members of the Payor Group will not be required to give guaranties if it is not within the legal capacity of the relevant members of the Payor Group or if the same would, as reasonably determined by the relevant members of the Payor Group, conflict with the fiduciary or statutory duties of the directors (or other officers) of the relevant member of the Payor Group or contravene any legal prohibition or regulatory condition, as reasonably determined by the relevant members of the Payor Group, to result in (or in a material risk of) civil or criminal liability on the part of any director (or other officer) of any member of the Payor Group; provided, in each case, however, that the relevant member of the Payor Group shall use commercially reasonable efforts lawfully available to it to overcome any such obstacle;

(e)	[Reserved];
(f)	[Reserved];
(g)	no guaranty shall be given to the extent that it would result in material incremental costs that are disproportionate to the benefit obtained by the beneficiaries of that guaranty;
(h)	[Reserved];
(i)

certain supervisory board, works council or another external body’s consent or advice may be required to enable a member of the Payor Group to provide a guaranty; such guaranty shall not be provided until such consent or advice has been received provided that commercially reasonable efforts have been used by the relevant member of the Payor Group to obtain the relevant consent or advice to the extent reasonably practicable and permissible by law, regulation and custom; and

(j)	the giving of a guaranty will not be required if:
(i)

it would have a material adverse effect on the ability of the relevant Payor Group Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by the Guarantee and this Agreement; or

(ii)

it would have a material adverse effect on the tax arrangements of the Payor Group or any member of the Payor Group; provided, in each case, that the relevant member of the Payor Group shall use commercially reasonable efforts to overcome any such obstacle; or

(iii)	the guarantor is an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a guaranty).
1.3

These Agreed Indemnity Guaranty Principles as expressed herein (other than the obligations set forth in Section 3.1 herein) shall not be treated as covenants of any Payor Group Loan Party and shall not impose any obligations on the Payor Group Loan Parties unless and until such time as any such principle is incorporated into an executed guaranty document.

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1.4

For the avoidance of doubt, in these Agreed Indemnity Guaranty Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the execution of the guaranty, stamp duties, out of pocket expenses, adverse effects on interest deductibility, notarial costs and other fees and expenses directly incurred in connection with the guaranty by the relevant Payor Group Loan Party.

2.	[RESERVED]
3.	GUARANTIES
3.1

Subject to payment of all registration fees and documentary Taxes, and subject to these Agreed Indemnity Guaranty Principles, Payee shall receive the benefit of an upstream, cross-stream and downstream guarantee from the Payor Group Loan Parties organized in a Material Jurisdiction granted to secure all obligations under this Agreement in accordance with the Indemnity Guarantee Requirement.